UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

on February 17, 2016

To the Shareholders of Plexus Corp.:

Plexus Corp. will hold its annual meeting of shareholders at the Milwaukee Marriott Downtown, 323 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 17, 2016, at 8:00 a.m. Central Time, for the following purposes:

(1)	To elect nine directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for fiscal 2016.

(3)	To approve the Plexus Corp. 2016 Omnibus Incentive Plan.

(4)	To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement.

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record at the close of business on December 10, 2015, will be entitled to vote at the meeting or any adjournment of the meeting. On or about December 18, 2015, we expect to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Angelo M. Ninivaggi
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Neenah, Wisconsin

December 14, 2015

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has the personal 16 digit control number needed for your vote.

• By telephone:	Call 1-800-690-6903 on a touch-tone telephone. Please have the notice we sent to you in hand because it has the personal 16 digit control number needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If for any reason you desire to revoke your proxy, you may do so at any time before it is voted.

One Plexus Way

P.O. Box 156

Neenah, Wisconsin 54957-0156

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY  17, 2016

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO SHAREHOLDERS?

A:    On or about December 18, 2015, Plexus Corp. (“Plexus,” “we” or the “Company”) expects to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q:    WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A:    Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each shareholder. As a result, we are mailing shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and annual report, and vote via the internet. Shareholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to Be Held on February 17, 2016

The proxy statement and annual report are available at www.proxyvote.com.

At www.proxyvote.com, shareholders can view the proxy material, cast their vote and request to receive paper copies of the proxy material by mail.

Q:    HOWCAN SHAREHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A:    Shareholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	www.proxyvote.com

• By e-mail:	Send a blank e-mail with your personal 16 digit control number in the subject line to sendmaterial@proxyvote.com

• By telephone:	1-800-579-1639

When you make your request, please have your personal 16 digit control number available; that control number was included in the notice that was mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than February 3, 2016.

Q: WHAT	AM I VOTING ON?

A:    At the annual meeting you will be voting on four proposals:

1.	The election of nine directors to serve on Plexus’ board of directors until the next annual meeting and until their successors have been duly elected. This year’s nominees are:

• Ralf R. Böer
• Stephen P. Cortinovis
• David J. Drury
• Joann M. Eisenhart
• Dean A. Foate

• Rainer Jueckstock
• Peter Kelly
• Phil R. Martens
• Michael V. Schrock

2.	A proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for fiscal 2016.

3.	A proposal to approve the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”).

4.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

Q: WHAT	ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The board of directors is soliciting this proxy and recommends the following votes:

•	FOR each of the nominees for election to the board of directors;

•	FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for fiscal 2016;

•	FOR approval of the 2016 Plan; and

•	FOR approval of the compensation of the Company’s named executive officers.

Q: WHAT	VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the annual meeting, more than 50% of Plexus’ outstanding shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting.

Assuming a quorum is present, directors are elected by a plurality of the votes cast in person or by proxy by the holders of Plexus common stock entitled to vote in the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Ratification of PricewaterhouseCoopers LLP as Plexus’ independent auditors and approval of the 2016 Plan will be determined by a majority of the shares voting on such matters, assuming a quorum is present. In addition, assuming a quorum is present, the results of the advisory vote to approve the compensation of the Company’s named executive officers will also be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares that are voted.

Q: WHAT	IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered.

If you own shares as a registered holder and you do not vote, your shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may or may not vote your shares in its discretion depending on the particular proposal. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the proposal to approve the 2016 Plan and the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Plexus’ independent auditors.

Q: WHO	MAY VOTE?

A:    You may vote at the annual meeting if you were a shareholder of record of Plexus common stock as of the close of business on December 10, 2015, which is the “Record Date.” As of the Record Date, Plexus had 33,359,902 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

Q: HOW	DO I VOTE?

A:    You may vote either in person at the annual meeting or in advance of the meeting by authorizing—by internet, telephone or mail—the persons named as proxies on the proxy card, Dean A. Foate, Patrick J. Jermain and Angelo M. Ninivaggi, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote via the internet, as it is the most cost-effective method available. If you choose to vote your shares via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has the personal 16 digit control number(s) needed for your vote.

• By telephone:	On a touch-tone telephone, call 1-800-690-6903. Please have the notice we sent to you in hand because it has the personal 16 digit control number(s) needed for your vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name, you vote by giving instructions to the firm that holds your shares rather than using any of these methods. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy requests. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at 1-800-937-5449.

Q:    WHAT IF I OWN SHARES AS PART OF PLEXUS’ 401(k) RETIREMENT PLAN AND/OR EMPLOYEE STOCK PURCHASE PLANS?

A:    Shareholders who own shares as part of Plexus’ 401(k) Retirement Plan (the “401(k) Plan”) and/or its 2000 and 2005 Employee Stock Purchase Plans (the “Purchase Plans”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan. Shares held in accounts under the Purchase Plans will be voted in accordance with management’s recommendations, except for shares for which contrary designations from participants are received.

Q: WHO	WILL COUNT THE VOTE?

A:    Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q: WHO	CAN ATTEND THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on December 10, 2015, may attend the meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Plexus common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Plexus common stock through such broker or nominee and a form of identification.

Q: CAN	I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, the proxy may be revoked at any time prior to the voting thereof either by written notice filed with the secretary, or acting secretary, of the meeting or by oral notice to the presiding officer during the meeting. Presence at the annual meeting by a shareholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q: MAY	I VOTE AT THE ANNUAL MEETING?

A:    If you complete a proxy card or vote via the internet or by telephone, you may still vote in person at the annual meeting. To vote at the meeting, please either give written notice that you would like to revoke your original proxy to the secretary, or acting secretary, of the meeting or provide oral notice to the presiding officer during the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q: WHO	IS MAKING THIS SOLICITATION?

A:    This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials.

Proxies may be solicited in person, or by telephone, e-mail or facsimile, by officers and regular employees of Plexus who will not be separately compensated for those services.

Q:    WHEN ARE SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS DUE FOR THE 2017 ANNUAL MEETING?

A:    The Secretary must receive a shareholder proposal no later than August 20, 2016, in order for the proposal to be considered for inclusion in our proxy materials for the 2017 annual meeting. The 2017 annual meeting of shareholders is tentatively scheduled for February 15, 2017. To otherwise bring a proposal or nomination before the 2017 annual meeting, you must comply with our bylaws, which require written notice to the Secretary between October 9, 2016, and November 3, 2016. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after November 3, 2016, then your proposal or nomination will be untimely and will not be presented to shareholders for action at the 2017 annual meeting of shareholders.

In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q: WHAT	IS THE ADDRESS OF THE SECRETARY?

A:    The address of the Secretary is:

Plexus	Corp.
Attn:	Angelo M. Ninivaggi
One	Plexus Way
P.O.	Box 156
Neenah,	Wisconsin 54957-0156

Q: WILL	THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the meeting, our bylaws require that we receive written notice, together with specified information, not less than 45 days nor more than 70 days before the first anniversary of the date in which proxy materials for the previous year’s annual meeting were first made available to shareholders. We did not receive notice of any matters by the deadline for the 2016 annual meeting, which was November 4, 2015.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of December 10, 2015, regarding the beneficial ownership of Plexus common stock by each director or nominee for director, each executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation” herein, all directors and current executive officers as a group, and each known 5%-or-greater shareholder of Plexus. The specified individuals and entities have sole voting and sole dispositive powers as to all shares, except as otherwise indicated.

Name	Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Ralf R. Böer	65,624	*
Stephen P. Cortinovis	64,358	*
David J. Drury	56,624	*
Joann M. Eisenhart	—	*
Dean A. Foate	852,009	2.5%
Rainer Jueckstock	8,035	*
Peter Kelly	42,635	*
Phil R. Martens	18,374	*
Michael V. Schrock	67,624	*
Mary A. Winston	42,624	*

Ronnie Darroch	11,884	*
Steven J. Frisch	140,620	*
Patrick J. Jermain	10,077	*
Todd P. Kelsey	188,869	*

All directors and current executive officers as a group (17 persons)	1,849,525	5.3%

BlackRock, Inc. (2)	3,415,881	10.2%
Disciplined Growth Investors, Inc. (3)	3,225,511	9.7%
The Vanguard Group, Inc. (4)	2,555,771	7.7%
Victory Capital Management Inc. (5)	2,395,478	7.2%

*	Less than 1%

(1)	The amounts include shares subject to options and stock-settled stock appreciation right (“SARs”) granted under Plexus’ equity plans that are exercisable currently or within 60 days of December 10, 2015. The options include those held by the following individuals for the indicated number of shares: Mr. Böer (45,000), Mr. Cortinovis (35,000), Mr. Drury (35,000), Mr. Foate (642,466), Mr. Kelly (22,500), Mr. Martens (3,750), Mr. Schrock (45,000), Ms. Winston (24,000), Mr. Darroch (10,084), Mr. Frisch (109,950), Mr. Jermain (2,075) and Mr. Kelsey (140,150), and all directors and current executive officers as a group (1,324,712). The totals in the table above for Mr. Jermain and all directors and current executive officers as a group include 386 shares and 879 shares, respectively, that may be acquired pursuant to SARs; however, these totals exclude certain other SARs because the respective exercise prices of those SARs were below the fair market value of Plexus common stock on December 10, 2015.

The amounts reported in the table also include shares subject to acquisition within 60 days of December 10, 2015, upon the vesting of restricted stock units (“RSUs”) granted under Plexus’ equity plans as follows: Mr. Böer (3,082), Mr. Cortinovis (3,082), Mr. Drury (3,082), Mr. Foate (50,000), Mr. Jueckstock (3,082), Mr. Kelly (3,082), Mr. Martens (3,082), Mr. Schrock (3,082), Ms. Winston (3,082), Mr. Darroch (1,800), Mr. Frisch (16,000), Mr. Jermain (1,500) and Mr. Kelsey (16,000), and all directors and current executive officers as a group (137,556).

In addition, the amounts reported in the table for certain directors include deferred stock units, which are payable in shares of the Company’s common stock on a one-for-one basis, as follows: Mr. Böer (11,542), Mr. Cortinovis (2,953), Mr. Drury (7,542), Mr. Martens (2,000) and Ms. Winston (3,476).

(2)	BlackRock, Inc. filed a report on Schedule 13G/A, dated March 31, 2015, reporting sole voting power as to 3,333,398 shares and sole dispositive power as to 3,415,881 shares of common stock. BlackRock subsequently filed a report on Form 13F for the quarter ended September 30, 2015, showing minimal ownership of common stock; however, the reports on Form 13F filed by its affiliated entities for the quarter ended September 30, 2015, show, in the aggregate, ownership of greater than 5% of the common stock, with BlackRock Fund Advisors, a savings association under the Federal Deposit Insurance Act, showing sole voting power and sole investment power as to 1,986,026 shares. The address of BlackRock, a parent holding company or control person under SEC rules, is 40 East 52nd Street, New York, New York 10022.

(3)	Disciplined Growth Investors, Inc. filed a report on Schedule 13G dated June 30, 2008, reporting that it held sole voting power as to 1,899,904 shares, shared voting power as to 268,950 shares and sole dispositive power as to 2,168,854 shares of common stock. Disciplined Growth Investors subsequently filed a report on Form 13F for the quarter ended September 30, 2015, showing sole investment power as to 3,225,511 shares and sole voting power as to 2,497,889 shares. The address of Disciplined Growth Investors, an investment adviser, is 150 South Fifth Street, Suite 2550, Minneapolis, Minnesota 55402.

(4)	The Vanguard Group, Inc. filed a report on Schedule 13G/A dated December 31, 2014, reporting sole voting power as to 49,002 shares, sole dispositive power as to 2,248,766 shares and shared dispositive power as to 46,002 shares of common stock. Vanguard subsequently filed a report on Form 13F for the quarter ended September 30, 2015, showing sole investment power as to 2,500,696 shares, shared investment power as to 55,075 shares, sole voting power as to 55,575 shares and shared voting power as to 2,500 shares. The address of Vanguard Group, an investment adviser, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)	Victory Capital Management Inc. filed a report on Schedule 13G dated December 31, 2014, reporting sole voting power as to 1,827,542 shares and sole dispositive power as to 1,964,623 shares of common stock. Victory Capital Management subsequently filed a report on Form 13F for the quarter ended September 30, 2015, showing sole investment power as to 2,395,478 shares and sole voting power as to 2,262,702 shares. The address of Victory Capital Management, an investment adviser, is 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144.

ELECTION OF DIRECTORS

Plexus believes that it needs to attract and retain talented, focused and motivated leadership to develop and execute the Company’s long-term strategy and to deliver the economic profit that our shareholders expect. For Plexus, the concept of leadership is not limited to leadership within the Company; leadership also includes the individuals who serve on Plexus’ board.

In accordance with Plexus’ bylaws, the board of directors has determined that there shall be nine directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified, and that the size of the board shall be nine directors effective at the annual meeting. Mary A. Winston, a director since 2008, decided not to stand for re-election at the annual meeting due to increased time commitments related to other endeavors. Plexus thanks Ms. Winston for her years of service as a director.

The individuals who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus’ bylaws currently authorize up to 10 directors, as determined by the board. The Plexus board may elect directors to fill empty seats, including those created by an expansion, between meetings of shareholders.

Name and Age	Principal Occupation, Business Experience and Education (1)

Ralf R. Böer, 67 Director since 2004	Mr. Böer has served as a Founding Partner and Director of Wing Capital Group, LLC, a private equity group, since 2008. He has also served as a Partner Emeritus of Foley & Lardner LLP, a national law firm, since retiring as a Partner in 2014, and was its Chairman and Chief Executive Officer from 2002 until 2011. Mr. Böer’s practice included international and domestic acquisitions, international business transactions and licensing and technology transfers. He was a director of Fiskars Corporation, a global consumer products company, until March 2015. Mr. Böer obtained a B.A. from the University of Wisconsin-Milwaukee and a J.D. from the University of Wisconsin Law School.
Stephen P. Cortinovis, 65 Director since 2003	Mr. Cortinovis is a private equity investor in Lasco Foods, Inc., a food services industry manufacturer and distributor. He was previously a Partner of Bridley Capital Partners Limited, a private equity group, and prior thereto served as President–Europe of Emerson Electric Co., a diversified global technology company. He is also a director of Aegion Corporation, a global infrastructure protection and rehabilitation company, the chair of its Strategic Planning and Finance Committee and a member of its Corporate Governance and Nominating Committee. Mr. Cortinovis obtained a B.A. and a J.D. from St. Louis University.
David J. Drury, 67 Director since 1998	Mr. Drury has served as a Founding Partner and Director of Wing Capital Group, LLC, a private equity group, since 2008. He was previously Chairman and Chief Executive Officer of Poblocki Sign Company LLC, an exterior and interior sign systems company, until January 2015, and was also its President until 2011. In addition, Mr. Drury is a trustee of The Northwestern Mutual Life Insurance Company, an insurance and financial products company. He was a director of Journal Communications, Inc., a media holding company, until April 2015. Mr. Drury earned a B.B.A. from the University of Wisconsin-Whitewater and is a Certified Public Accountant who practiced as such for 18 years.
Dr. Joann M. Eisenhart, 56 Director since 2015	Dr. Eisenhart has served as Senior Vice President—Human Resources, Facilities and Philanthropy at The Northwestern Mutual Life Insurance Company, a financial services and insurance provider, since 2013; she served as Senior Vice President—Human Resources from 2011 until 2013. She was Senior Vice President—Human

Name and Age	Principal Occupation, Business Experience and Education (1)

Resources, Worldwide Manager and Operational Support at Pfizer Inc., a global biopharmaceutical company, from 2008 until 2011. Prior to joining Pfizer in 2001, Dr. Eisenhart held various leadership positions at Rohm & Haas Company, a specialty chemical company, including Human Resources Director and Senior Research Scientist. She also serves on the Board of Advisors for the University of Wisconsin-Madison Department of Chemistry and on the Board of Directors of the American Red Cross of Southeastern Wisconsin. Dr. Eisenhart earned a B.S. in Chemistry from the University of Illinois at Urbana-Champaign and a Ph.D. in Inorganic Chemistry from the University of Wisconsin-Madison; she also earned both an M.A. and a Ph.D. in Human and Organizational Development from Fielding Graduate University.

Dean A. Foate, 57 Director since 2000 Chairman since 2013	Mr. Foate has served as President and Chief Executive Officer of Plexus since 2002, and as Chairman of the Board since 2013. He was previously Chief Operating Officer and Executive Vice President of Plexus, and President of Plexus Technology Group, Inc., Plexus’ engineering services business, prior thereto. Mr. Foate is also a director of Regal Beloit Corporation, a manufacturer of electric motors, electrical motion controls, power generation and power transmission products, as well as a member of its Compensation and Human Resources Committee. Mr. Foate earned a B.S. in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Master of Science in Engineering Management from the Milwaukee School of Engineering.
Rainer Jueckstock, 56 Director since 2013	Mr. Jueckstock has served as co-Chief Executive Officer of Federal-Mogul Holdings Corporation, an automotive and industrial equipment supplier, and Chief Executive Officer, Federal-Mogul Powertrain Segment, since 2012. He has also served as co-Chairman of the Board of Federal-Mogul since May 2015, and as a director since 2012. Mr. Jueckstock joined Federal-Mogul in 1990 and has served in numerous operations, sales and finance leadership roles, including as Chief Executive Officer during 2012, and as Senior Vice President-Powertrain Energy and a member of Federal-Mogul’s Strategy Board since 2005. Prior to joining Federal-Mogul, he was a member of the German Military. Mr. Jueckstock earned a degree in Engineering from the Military College at Zittau, Germany.
Peter Kelly, 58 Director since 2005	Mr. Kelly has served as Executive Vice President and Chief Financial Officer of NXP Semiconductors N.V., a provider of high performance mixed signal and standard semi-conductor product solutions, since 2012; prior thereto he served as NXP Semiconductors’ Executive Vice President and General Manager of Operations since 2011. Mr. Kelly was Vice President and Chief Financial Officer of UGI Corp., a distributor and marketer of energy products and services, from 2007 until 2011. He previously served as Chief Financial Officer and Executive Vice President of Agere Systems, a semi-conductor company, and as Executive Vice President of Agere’s Global Operations Group. Mr. Kelly earned a B.S. from the University of Manchester (U.K.) Institute of Science and Technology and is a fellow of the Chartered Institute of Management Accountants.
Phil R. Martens, 55 Director since 2010	Mr. Martens retired as Chief Executive Officer and President of Novelis Inc., an aluminum rolled products producer, in April 2015, after serving in such roles since 2011 and 2009, respectively. He was also Chief Operating Officer of Novelis Inc. from 2009 until 2011. Mr. Martens previously served as Senior Vice President and President, Light Vehicle Systems for ArvinMeritor, Inc., a supplier of integrated systems, modules and components; he was also President and Chief Executive Officer of Arvin Innovation, Inc. Prior thereto, he served as President and Chief

Name and Age	Principal Occupation, Business Experience and Education (1)

Operating Officer of Plastech Engineered Products, Inc., an automotive component supplier, and held various engineering and leadership positions at Ford Motor Company. Mr. Martens is also a director of Graphic Packaging Holding Company, a global provider of packaging solutions, and a member of its Compensation and Benefits Committee. Mr. Martens obtained a B.S. from Virginia Polytechnic Institute and State University and an M.B.A. from the University of Michigan. In addition, he was awarded an honorary Doctorate in Engineering from Lawrence Technical Institution for his extensive contributions to the global automotive industry. (2)

Michael V. Schrock, 62 Director since 2006 Lead Director since 2013	Mr. Schrock, who has served as the Lead Director of Plexus’ board since 2013, has served as a Senior Advisor and Operating Consultant to Oak Hill Capital Partners, a private equity firm, since 2014. He served as President and Chief Operating Officer of Pentair Ltd. (now known as Pentair plc), a diversified manufacturer, until his retirement in 2013, and previously was President and Chief Operating Officer of Pentair’s Technical Products and Filtration Divisions. Prior to joining Pentair, Mr. Schrock held various senior management positions with Honeywell International Inc., a diversified technology and manufacturing company, covering North America as well as Europe, Africa and the Middle East. Mr. Schrock is also a director of MTS Systems Corporation, a global supplier of high-performance test systems and position sensors, as well as a member of its Compensation Committee and its Nominating and Corporate Governance Committee. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from Northwestern University, Kellogg School of Management.

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2)	Plastech Engineered Products, Inc. filed for Chapter 11 bankruptcy protection in 2008, approximately two years after Mr. Martens left the company.

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Plexus’ board member selection criteria, which are listed below:

•	Impeccable honesty and integrity.

•	A high level of knowledge gained through formal education and/or specific practical experience.

•	Broad based business acumen, including a general understanding of operations management, marketing, finance, human resources management, corporate governance and other elements relevant to the success of a large publicly-traded company.

•	An understanding of the Company’s business on a technical level.

•	Global thinking and focus as well as a general understanding of the world economy.

•	Strategic thinking and an ability to envision future opportunities and risks.

•	A willingness to engage in thoughtful debate and challenging discussions in a respectful manner.

•	A network of important contacts that can bring knowledge and assistance to Plexus.

•	A commitment to spend requisite time on board responsibilities.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure that an appropriate diversity of backgrounds, skills and experiences is represented. Important skills and experiences currently identified are as follows:

•	Significant experience as a chief executive officer and/or chief operating officer of a publicly-traded company, or of a major division of a publicly-traded company.

•	Financial and accounting skills as well as experience in a public company, preferably with experience as a controller and/or chief financial officer; any such person is expected to fulfill the SEC’s requirements for an “audit committee financial expert.”

•	International experience with an understanding of conducting business on a global scale.

•	In-depth knowledge and significant practical experience in sales and marketing at an electronic manufacturing services (“EMS”) company or at another company in a related industry.

•	A manufacturing management background, ideally an engineer, from a large, well respected manufacturing-based company, preferably one that relies on supply chain management for a competitive advantage.

•	Considerable experience in human capital development to fulfill talent and succession needs and to inform the design of both short- and long-term compensation and rewards programs.

The following is the Company’s matrix of experience for our directors, which together with the directors’ principal occupations and business experience described above, as well as the Company’s board member selection criteria, provide the reasons that each individual has been re-nominated to serve on the board. Boxes marked with an “X” in the matrix below indicate that the particular experience is one of the specific reasons that the individual has been re-nominated to serve on the board. The lack of an “X” does not mean that the director does not possess that experience, but rather that it is not a particular area of focus or expertise that was specifically identified as a reason for that individual’s nomination.

	Böer	Cortinovis	Drury	Eisenhart	Foate	Jueckstock	Kelly	Martens	Schrock
CEO/COO Experience					X	X	X	X	X
Financial and Accounting Experience		X	X		X	X	X	X
Global Business Experience	X	X	X	X	X	X	X	X	X
Sales and Marketing Experience		X			X	X		X	X
Manufacturing Management Background					X	X	X	X	X
Supply Chain Management Experience					X	X	X	X	X
Human Capital Development and Compensation Experience	X	X	X	X	X	X	X	X	X

CORPORATE GOVERNANCE

Board of Directors Meetings

The board of directors held four meetings during fiscal 2015. Our independent directors have the opportunity to meet in executive session, without management present, as part of each regular board meeting. Mr. Schrock, the board’s Lead Director, presides at these sessions. All of our directors attended at least 75% of the total meetings of the board and the committees of the board on which they served in fiscal 2015. The Plexus board of directors conducts an annual self-evaluation, reviewing the performance of each individual board member, the board’s committees and the board as a whole.

Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2015 annual meeting of shareholders in person with the exception of Dr. Eisenhart, who attended by telephone due to a commitment that pre-dated her nomination to the board.

Director Independence

As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”

When the board of directors makes its determination regarding which directors are independent, the board first considers and follows the Nasdaq Global Select Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and its directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to inform it of any transaction, whether direct or indirect, such as through an immediate family member or an affiliated business entity, involving Plexus and the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.

Based on the applicable standards and the board’s review and consideration, the board of directors has determined that Messrs. Böer, Cortinovis, Drury, Jueckstock, Kelly, Martens and Schrock, Dr. Eisenhart and Ms. Winston are each “independent” under applicable rules and guidelines. In reaching its determination regarding Mr. Kelly’s independence, the board considered that Mr. Kelly is an executive officer of NXP Semiconductors N.V., which is a supplier to Plexus. Plexus’ payments to distributors of NXP’s products in fiscal 2015 represented approximately 0.1% and 0.2% of the annual revenue of NXP and Plexus, respectively. It was determined that this relationship did not affect Mr. Kelly’s independence. Mr. Foate, our Chief Executive Officer, is not considered to be “independent.”

Board Leadership Structure

Mr. Foate, our Chief Executive Officer, also serves as Chairman primarily due to his in-depth knowledge of the Company and EMS industry, keen understanding of the Company’s operations and strategies, proven leadership and vision for Plexus, which position him to provide strong and effective leadership of the board. Mr. Foate joined Plexus in 1984 and has served as CEO since 2002. In addition to his experience and long tenure with Plexus, the board believes that Mr. Foate is in the best position as Chairman and CEO to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

The board does not have a policy that requires the separation of the roles of Chairman and CEO and believes the Company should adopt the board leadership structure that best serves its needs at any particular time. Pursuant to the Company’s Corporate Governance Guidelines, since Mr. Foate serves as Chairman and is also the CEO, and is not an independent director, the independent directors, meeting in executive session, elected a Lead Director from among the independent directors. The Company believes that the designation of an independent Lead Director, whose duties are described below, provides essentially the same benefits as having an independent chairman in terms of oversight, access and an independent voice with significant input into corporate governance. Mr. Schrock currently serves as the board’s Lead Director.

The duties of the board’s Lead Director include: (i) presiding at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chairman and the independent directors; (iii) together with the Chairman, approving the agendas for board meetings; (iv) together with the Chairman, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chairman as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major shareholders; and (viii) performing such other duties as the board or Chairman may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Plexus’ strategy.

The board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to identify, monitor and mitigate such risks. The Compensation and Leadership Development Committee is responsible for overseeing risk related to the Company’s compensation, leadership development and succession planning programs, including considering whether such programs are in line with the Company’s strategic objectives, whether appropriate risk mitigation procedures are in place and whether the Company’s compensation plans incentivize appropriate risk-taking. The Nominating and Corporate Governance Committee oversees and provides insight regarding the process used by management to identify, prioritize, manage and monitor the Company’s material business risks, as well as risks associated with corporate governance, compliance and ethics.

Board Committees

The board of directors has three standing committees, all comprised solely of independent directors: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation and Leadership Development	Nominating and Corporate Governance
Ralf R. Böer		X	X
Stephen P. Cortinovis	X		X
David J. Drury		Chair
Joann M. Eisenhart		X
Rainer Jueckstock	X	X
Peter Kelly	Chair
Phil R. Martens			Chair
Mary A. Winston	X		X

Mr. Schrock, the board’s Lead Director, is not currently a member of any of these committees. Mr. Foate is not an “independent” director; therefore, he is not eligible to serve on these committees under Nasdaq rules or the committees’ charters.

Audit Committee

The Audit Committee met eight times in fiscal 2015. All of the members of the Audit Committee are “independent” of Plexus under SEC and Nasdaq rules. The Audit Committee chooses the Company’s independent auditors and oversees the audit process as well as the Company’s accounting, finance and tax functions. Among its other responsibilities, the Audit Committee also oversees the Company’s ethics and whistle-blowing reporting programs, in conjunction with the Nominating and Corporate Governance Committee. See also “Report of the Audit Committee.”

Audit Committee Financial Experts

The board has determined that Mr. Kelly and Ms. Winston are “audit committee financial experts” based on a review of each individual’s educational background and business experience. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee (in this subsection, the “Committee”) held seven meetings during fiscal 2015. All of the members of the Committee are “independent” of Plexus under SEC and Nasdaq rules. The Committee establishes the general compensation philosophies and plans for Plexus, determines the compensation of the CEO and the Company’s other executive officers, and approves equity grants and awards under Plexus’ incentive compensation plans. The Committee also considers and makes recommendations to the board with respect to other compensatory plans and arrangements. Further, the Committee is responsible for reviewing Plexus’ leadership structure, talent management efforts, leadership development and executive succession plans. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers. In addition to the following subsection, see also “Compensation Discussion and Analysis” and “Compensation Committee Report” below for further information on the Committee’s philosophies and practices, and its determinations in fiscal 2015.

Overview of the Compensation Decision-Making Process

In accordance with the philosophy and the goals described below in “Compensation Discussion and Analysis,” Plexus compensates its executive officers through salaries and various other compensation plans. The Committee considers many factors in its decision-making process about the compensation of Plexus’ executive officers and the design of compensation plans Company-wide.

For compensation planning purposes, the Committee has constructed a peer group in order to compare the compensation of Plexus’ executive officers with that paid by other companies in similar industries in which Plexus competes for talent, comparable companies in Plexus’ industry and companies with similar financial profiles. Companies were chosen for the peer group used for compensation planning purposes with the assistance of the Committee’s compensation consultant using filtering criteria, such as industry codes, companies identified as competitors or which identified Plexus as a peer, company size and employee base, profitability, geographic location, company complexity and recent financial performance; anomalies or special circumstances (primarily acquisitions or significant size differences) that caused certain companies to not be in fact comparable were also reviewed. In addition, the Committee also considered financial peers that were not in a similar business, but were similar in size and financial performance to Plexus.

Our peer group for fiscal 2015 compensation planning consisted of:

• Agilent Technologies, Inc.	• Bruker Corporation	• Regal Beloit Corporation
• Altera Corporation	• Celestica Inc.	• Sanmina Corporation
• Amphenol Corporation	• Esterline Technologies Corporation	• Teledyne Technologies Inc.
• ARRIS Group, Inc.	• Harris Corporation	• Trimble Navigation Limited
• AVX Corporation	• Invacare Corporation	• Vishay Intertechnology, Inc.
• Benchmark Electronics, Inc.	• Jabil Circuit, Inc.

The Committee conducts reviews of the peer group and selection criteria on a periodic basis to ensure that both are appropriate. The Committee performed a peer group review during fiscal 2015 with the assistance of Towers Watson, its compensation consultant. Using the selection criteria mentioned above, the Committee made several changes to the peer group, including the addition of Curtiss-Wright Corporation, Keysight Technologies, Inc., PerkinElmer, Inc. and Viavi Solutions Inc. As a result, the following peer group is being used for fiscal 2016 executive compensation planning:

• Amphenol Corporation	• Curtiss-Wright Corporation	• Teledyne Technologies Inc.
• ARRIS Group, Inc.	• Esterline Technologies Corporation	• Trimble Navigation Limited
• AVX Corporation	• Harris Corporation	• Viavi Solutions Inc.
• Benchmark Electronics, Inc.	• Keysight Technologies, Inc.	• Vishay Intertechnology, Inc.
• Bruker Corporation	• PerkinElmer, Inc.
• Celestica Inc.	• Sanmina Corporation

In addition to the peer group discussed above, several published general industry and electronics industry surveys provide insight into the competitiveness of each component of compensation offered to Plexus’ executive officers.When making compensation determinations, the Committee’s analysis includes a review of the Company’s financial results, an internal calibration of compensation and long-term equity incentive award levels and an accumulated value analysis. In performing these analyses, the Committee uses tally sheets, which provide a comprehensive view of Plexus’ compensation payout exposure under various performance scenarios, and also assist in the Committee’s evaluation of the reasonableness of compensation as a whole. The accumulated value analysis examines the CEO’s accumulation of wealth through the deferred compensation plan and annual equity awards. These assessments also identify the proportionality of the CEO’s pay to the pay of executives at other levels in the organization and compare this information with published survey data. The Committee also uses vested and unvested equity information to balance the level of existing awards with the desire to reward performance and to further provide retention incentives.

The Company and the Committee periodically review comparable information from peer group companies and other sources, as discussed above, to maintain a competitive compensation package that aids in executive retention and fairly compensates executives for strong Company and individual performance. However, the Committee does not aim for any numerical or percentile tests within this comparable information. The Committee believes that it is important to use its judgment in applying this information in individual cases, rather than arbitrarily attempting to aim for uniform application at a particular numerical equivalence. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to appropriately position the total target direct compensation of the Company’s executive officers and to balance different types of compensation (including equity) in order to promote retention and strong Company performance. The Committee believes this approach results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.

Management Participation

Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee.

Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with select members of human resources management and the compensation consultants to review competitive practices and overall plan expense; the CEO is not present for these discussions. The sessions generally focus on the CEO’s performance achievement and the elements of his compensation. The Committee discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to the companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants, as well as accumulated value, in an effort to assess possible retention risks.

Use of Consultants

The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultant(s), and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to the compensation consultant(s) employed by the Committee. The Committee currently retains Towers Watson as its compensation consultant. After considering the factors set forth in SEC and Nasdaq rules, in accordance with the Committee’s charter, the Committee does not believe its relationship with Towers Watson has given rise to any conflict of interest.

Plexus human resources personnel meet with the compensation consultants to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy. This interaction provides the consultants with insight into Plexus’ approach to compensation and its application. As part of its staff support function, Plexus human resources personnel also discuss results and conclusions with the compensation consultants. These discussions permit Plexus human resources personnel to be aware of the consultants’ recommendations and analysis, as well as to understand the rationale and methodology behind their conclusions.

For fiscal 2015 compensation planning, the Committee directed the Company’s internal human resources staff to prepare an analysis of the Company’s executive compensation package consistent with prior years. Plexus’ internal staff obtained market-based data to provide the Committee with the same data and analysis as in previous years, and reviewed its findings with Towers Watson. The Committee expects to use the same process in the future and may retain Towers Watson or another independent compensation consultant to conduct a detailed analysis of the Company’s executive compensation package.

For fiscal 2016 compensation planning, Towers Watson assisted with matters related to the Committee’s evaluation of the peer group for compensation planning purposes, as noted above, and also provided input on the design of the 2016 Plan.

Neither the Company nor the Committee places any limitations or restrictions on its consulting firms or their reviews. The Company does provide substantive information about Plexus to help its consultants better understand the Company. Human resources personnel also meet with the consultants to discuss the consultants’ conclusions as to Plexus’ executive pay practices, organizational matters, the duties and responsibilities of particular positions, and overall conclusions based upon Plexus’ compensation principles and goals. Towers Watson and previous consulting firms have been retained by the Committee only for projects related to the Company’s executive and director compensation programs.

Compensation Committee Interlocks and Insider Participation

Each member of the Committee is an independent director and there were no relationships or transactions in fiscal 2015 with those members requiring disclosure under SEC rules. See, however, “Director Independence” above for certain other relationships that the board considered when determining the independence of the directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (in this subsection, the “Nominating Committee”) met five times in fiscal 2015. All of the members of the Nominating Committee are “independent” of Plexus under Nasdaq rules. The Nominating Committee considers candidates for board membership, reviews the effectiveness of the board, makes recommendations to the board regarding directors’ compensation, monitors Plexus’ compliance and ethics efforts, and evaluates as well as oversees corporate governance and related issues.

The Nomination Process

The Nominating Committee generally utilizes a director search firm to identify candidates, but it evaluates those individuals on its own; the Nominating Committee would also consider candidates suggested by outside directors, management and/or shareholders. As described above in “Election of Directors,” in accordance with the Company’s board member selection criteria, the Nominating Committee considers the diversity of backgrounds, skills and experiences among board members in identifying areas which could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The composition of the board of directors is reviewed annually to insure that an appropriate mix of skills, experiences and backgrounds is represented; the membership mix of the board may also be changed as necessary to meet business needs.

The Nominating Committee would consider proposed nominees to the board submitted to it by shareholders. If a qualified individual expresses a serious interest and there is a position available, the Nominating Committee would review that person’s background and experience to determine whether that individual may be an appropriate addition to the board, and, if appropriate, would meet with the individual. A decision would then be made whether to nominate that person to the board. The Nominating Committee’s policy is to not evaluate proposed nominees differently depending upon who has proposed the potential nominee.

If a shareholder wishes to propose someone as a director for the Nominating Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Nominating Committee. See also “Commonly Asked Questions and Answers About the Annual Meeting” for bylaw requirements for nominations. Plexus has neither received nor rejected any candidates put forward by significant shareholders.

Communications with the Board

Any communications to the board of directors should be sent to Plexus’ headquarters office in care of Plexus’ Secretary, Angelo M. Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Secretary or any other corporate officer is forwarded to the board. There is no screening process and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures that may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Plexus’ website at www.plexus.com under the link titled “Investor Relations,” then “Corporate Governance.”

Code of Ethics, Committee Charters and Other Corporate Governance Documents

Plexus regularly reviews and augments its corporate governance practices and procedures. As part of its corporate governance practices, Plexus has adopted a Code of Conduct and Business Ethics, Corporate Governance Guidelines and written charters for each of its board committees discussed above. Plexus has posted on its website, at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance,” copies of its Code of Conduct and Business Ethics, its Corporate Governance Guidelines, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria (included as an appendix to our Corporate Governance Guidelines), director and officer stock ownership guidelines, compensation clawback policy and other corporate governance documents. If those documents (including the committee charters, the Code of Conduct and Business Ethics and the Corporate Governance Guidelines) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes, waivers and/or procedures will be posted on Plexus’ website at www.plexus.com.

Social Responsibility

Plexus is committed to social responsibility throughout our global business operations. Our commitment to social responsibility extends to human rights, labor practices, the environment, worker health and safety, fair operating practices and the Company’s social impact in the communities where we operate. We consider a variety of standards for socially responsible practices, including local and federal legal requirements in the jurisdictions where we operate, the International Organization for Standardization’s “Guidance on Social Responsibility” (ISO 26000) and standards established by the Electronics Industry Citizenship Coalition (the “EICC”). Plexus is an applicant member of the EICC. Information about our corporate social responsibility efforts is available on our website at www.plexus.com/about-us/social-responsibility.

Directors’ Compensation

The Nominating and Corporate Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards under Company plans. In determining the compensation paid to the non-employee directors, the Nominating and Corporate Governance Committee considers similar types of factors, including comparisons with peer companies and Company performance, that are considered by the Compensation and Leadership Development Committee when determining executive compensation.

Each Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Foate, who does not receive additional fees for serving on the board) received an annual director’s fee of $65,000 for fiscal 2015 service. Mr. Schrock received an additional fee of $20,000 for serving as the board’s Lead Director. The chairs and members of each committee received additional annual fees for service in such roles as follows:

Role	Audit Committee	Compensation and Leadership Development Committee	Nominating and Corporate Governance Committee
Chair	$15,000	$12,500	$10,000
Member	$12,000	$9,000	$5,250

In certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. Directors do not receive board or committee meeting attendance fees.

Directors are eligible to defer their cash fees, as well as stock awards (excluding options), through the Non-Employee Directors Deferred Compensation Plan. Amounts in deferred cash accounts are credited with interest, compounded monthly, at the prime rate of interest, which is determined quarterly. Directors were previously eligible to defer their cash fees through Plexus’ supplemental executive retirement plan, which is described in “Compensation Discussion and Analysis” below.

Directors also participate in the 2008 Long-Term Incentive Plan (the “2008 Long-Term Plan”), which permits the grant of stock options, stock-settled stock appreciation rights (“SARs”), restricted stock (which may be designated as restricted stock awards or restricted stock units (“RSUs”)), unrestricted stock awards, performance stock awards and cash incentive awards. Directors will be eligible to participate in the 2016 Plan, assuming shareholders approve the 2016 Plan at the annual meeting; the 2016 Plan provides for an annual cap on the amount of awards to individual non-employee directors, as discussed in “Approval of the Plexus Corp. 2016 Omnibus Incentive Plan” below. The use of equity awards is designed to align directors’ interests with the long-term ownership interests of our shareholders. In the second quarter of fiscal 2015, non-employee directors serving on the grant date received a grant of approximately $120,000 worth of RSUs; the restrictions on the RSUs generally lapse on the first anniversary of the grant date. The number of RSUs granted was based on the average of the high and low trading prices of the Company’s stock on the grant date.

Director Compensation Table

The following table sets forth the compensation that was paid by Plexus to its non-employee directors in fiscal 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Other Benefits ($)(3)	Total ($)
Ralf R. Böer	$78,875	$120,005	--	--	$198,880
Stephen P. Cortinovis	81,500	120,005	--	--	201,505
David J. Drury	97,375	120,005	--	--	217,380
Joann M. Eisenhart	48,750	--	--	--	48,750
Rainer Jueckstock	84,875	120,005	--	--	204,880
Peter Kelly	96,500	120,005	--	--	216,505
Phil R. Martens	88,875	120,005	--	--	208,880
Michael V. Schrock	93,625	120,005	--	--	213,630
Mary A. Winston	81,500	120,005	--	--	201,505

(1)	Includes annual retainer, committee and chairmanship fees and, in the case of Mr. Schrock, his fee for serving as Lead Director of the board.

(2)	The amounts shown represent the grant date fair value of RSUs granted in fiscal 2015 computed in accordance with Accounting Standards Codification Topic 718. Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

The following table provides cumulative information about the grant date fair value of stock awards granted to directors in fiscal 2015, determined as of the grant dates in accordance with GAAP. It also provides the number of outstanding stock options and RSUs held by our non-employee directors at October 3, 2015.

Name	Stock Awards		Option Awards
	Grant Date Fair Value of 2015 Stock Awards ($)	Number of Securities Underlying Stock Awards That Have Not Vested (#)	Number of Securities Underlying Unexercised Options (#)
Mr. Böer	$120,005	3,082	45,000
Mr. Cortinovis	120,005	3,082	35,000
Mr. Drury	120,005	3,082	35,000
Dr. Eisenhart	--	--	--
Mr. Jueckstock	120,005	3,082	--
Mr. Kelly	120,005	3,082	22,500
Mr. Martens	120,005	3,082	3,750
Mr. Schrock	120,005	3,082	45,000
Ms. Winston	120,005	3,082	24,000

On January 26, 2015, each non-employee director, other than Dr. Eisenhart, who was elected to the board in February 2015, received RSUs for 3,082 shares; the average of the high and low trading prices of our shares on the Nasdaq Global Select Market on the grant date was $38.938. Messrs. Böer and Drury each elected to defer receipt of all of the shares underlying the 2015 RSUs, which vest in January 2016.

Stock options, which have not been granted to non-employee directors since calendar year 2012, are fully vested and expire on the earlier of (a) ten years from the applicable grate date, or (b) two years after termination of service as a director.

(3)	The current non-employee directors do not generally receive any additional benefits, although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings.

Director Stock Ownership Guidelines

Plexus believes that it is important for directors to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Therefore, directors must comply with stock ownership guidelines as determined by the board. The ownership guidelines currently require each director to own and maintain shares of common stock with a value equal to at least three times the director’s annual base cash retainer. Such ownership must be achieved within five years from the director’s initial election or appointment. Unvested restricted stock (including RSUs) do not count toward a director’s ownership for purposes of these guidelines. Seven of our nine non-employee directors are currently in compliance with the ownership requirements of the guidelines. Mr. Jueckstock, who was elected to the Board in February 2013, and Dr. Eisenhart, who was elected to the board in February 2015, have until 2018 and 2020, respectively, to meet these requirements.

Stock ownership guidelines for executive officers are discussed in “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the SEC. SEC rules require these “insiders” to furnish Plexus with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who failed to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of copies of the Section 16(a) forms furnished to the company, or written representations from the insiders that no such forms were required. On the basis of filings and representations received by Plexus, the Company believes that during fiscal 2015 its insiders complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Leadership Development Committee (in this section, the “Committee”) of the board of directors sets the general compensation philosophy for Plexus and ensures that appropriate controls are in place to govern its application. The Committee makes decisions with respect to the compensation of the Chief Executive Officer and the Company’s other executive officers, and grants equity and other awards.

This section discusses the Committee’s executive compensation philosophy and decisions. The discussion focuses on the compensation of the executive officers named in the “Summary Compensation Table” in this proxy statement (the “named executive officers”) and listed below:

•	Dean A. Foate: Chairman, President and Chief Executive Officer

•	Patrick J. Jermain: Senior Vice President and Chief Financial Officer

•	Todd P. Kelsey: Executive Vice President and Chief Operating Officer

•	Steven J. Frisch: Executive Vice President and Chief Customer Officer

•	Ronnie Darroch: Senior Vice President – Global Manufacturing Solutions

Plexus provides further detail regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement.

Executive Summary

Fiscal 2015 Compensation Actions

•	The Committee modified the equity grant allocation formula for executive officers in fiscal 2015 to reflect an increased focus on performance stock awards (designated as performance stock units (“PSUs”)). Under the new allocation formula, awards are granted as 40% RSUs, 30% PSUs and 30% options in order to further strengthen the alignment of the interests of our executives with those of our shareholders and motivate our executives to succeed in the long-term.

•	The Committee performed a full review of the peer group for compensation planning purposes and made several changes to the peer group, as discussed above in “Corporate Governance—Board Committees—Compensation and Leadership Development Committee—Overview of the Compensation Decision- Making Process.”

•	The Committee evaluated the 2008 Long-Term Plan, determined that it was in the best interests for Plexus to adopt a new incentive compensation plan and designed the 2016 Plan. For information about the 2016 Plan, which is being voted on by shareholders at the annual meeting, see “Approval of the Plexus Corp. 2016 Omnibus Incentive Plan.”

•	Excise tax gross-up provisions were eliminated from all new change in control agreements entered into beginning in fiscal 2015.

•	As a result of the Company’s fiscal 2015 performance, total payments to executives under the Variable Incentive Compensation Plan (the “VICP”) represented 142.0% as compared to the target payout of 80% for corporate financial performance.

Consideration of Shareholder Advisory Vote to Approve Executive Compensation

At Plexus’ 2015 annual meeting of shareholders, the Company held a shareholder advisory vote to approve executive compensation. Approximately 95% of shares voting supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the board of directors and the Committee consider communications received from shareholders regarding the Company’s executive compensation policies and decisions, including say-on-pay votes. The Committee reviewed the results of the vote and considered the high approval rate as an indication that shareholders generally support the Company’s executive compensation philosophy, program and decisions.

Alignment of Executive Compensation with Shareholder Interests

•	The Company continues to emphasize annual and long-term incentive opportunities as a portion of total compensation since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders.

•	The Committee’s long-term incentive strategy utilizes a portfolio approach when granting awards. The Committee’s portfolio approach allows for the use of a combination of equity awards to create a balanced focus on long-term Company performance and shareholder returns.

•	The Committee grants PSUs that vest based on the relative total shareholder return (the “TSR”) of Plexus stock as compared to the TSR of the companies in the Russell 3000 Index over a three year performance period. The Committee believes that granting PSUs further aligns the interests of our executives with those of our shareholders and provides motivation for our executives to succeed in the long-term.

•	The Company’s equity ownership guidelines require our CEO to own Plexus stock with a market value equal to at least three times his annual base salary; executive officers other than our CEO, including the named executive officers, are required to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. Executive officers are generally not permitted to sell Plexus shares unless the applicable ownership requirement has been met. All executive officers have met the procedural requirements of the guidelines and five of our executive officers have met the ultimate ownership amounts required by the guidelines.

Summary of Executive Compensation Practices and Governance

To achieve the objectives of our executive compensation program and our compensation philosophy, we:

•	base a majority of total compensation on compensation that is at risk through our annual and long-term performance-based and retention incentives;

•	set annual and long-term incentive targets based on clearly disclosed, objective performance measures;

•	require executive officers to hold Plexus stock pursuant to equity ownership guidelines;

•	conduct annual assessments of risk associated with our executive compensation programs, policies and procedures;

•	mitigate undue risk associated with our compensation programs through a Clawback Policy;

•	enter into “double trigger” change in control agreements with executive officers and have eliminated excise tax gross-up provisions in new change in control agreements;

•	do not enter into employment contracts with executives other than our CEO;

•	mitigate the potential dilutive effect of equity awards through a share repurchase program;

•	prohibit hedging transactions, pledging and short sales by our executive officers; and

•	do not provide significant perquisites.

Executive Compensation Philosophy, Goals and Process

The Committee’s philosophy is to fairly compensate all employees, including executives, for their contributions to Plexus, appropriately motivate employees to provide value to Plexus’ shareholders and consider the ability of Plexus to fund any compensation decisions, plans or programs. Fair compensation must balance both short-term and long-term considerations and take into consideration competitive forces, best practices, and the performance of Plexus and the employee. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders, while not exposing the Company to inappropriate risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end markets, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions.

Plexus’ executive compensation program is designed to provide a rational, consistent reward system that:

•	attracts, motivates and retains the talent needed to lead a complex global organization;

•	drives global financial and operational success that creates shareholder value without encouraging inappropriate risk-taking;

•	encourages behaviors that improve Plexus’ performance and maximize shareholder value, and fosters a culture of Company ownership among executive officers; and

•	appropriately balances Company performance and individual contributions towards the achievement of success.

For a discussion of the Committee’s decision-making process, its use of consultants and the role of Plexus’ executive officers and staff, see “Corporate Governance—Board Committees—Compensation and Leadership Development Committee—Overview of the Compensation Decision-Making Process” above.

Focus on Growth, Return on Invested Capital and TSR

The Committee seeks to maintain a compensation program that aligns executive compensation with creating and maximizing value for our shareholders. The Committee and the Company believe that shareholder value is maximized through revenue growth and generating a return on invested capital (“ROIC”) exceeding the Company’s weighted average cost of capital (“WACC”). These metrics together, when achieved, deliver growth and economic profit. The importance of achieving revenue growth and ROIC goals has been emphasized by making a substantial component of each executive officer’s compensation dependent on the Company’s achievement of these goals, with executives maximizing their annual incentive compensation opportunity if the Company achieves its organic revenue growth and ROIC goals. The Company’s annual incentive compensation plan uses return on capital employed (“ROCE”), a derivative measure to ROIC that excludes taxes and equity-based compensation costs. The Committee and the Company believe ROCE is the appropriate performance measure because it reflects the Company’s operating performance and closely aligns with decision-making.

The Committee and the Company believe that relative TSR is an appropriate performance metric for the PSUs primarily because it is objectively determinable, provides rewards that are aligned to relative performance through varying economic cycles and reflects the delivery of value to shareholders over the three year performance period.

Overview of Executive Compensation and Benefits

Plexus uses the following compensation reward components working together to create competitive compensation arrangements for our executive officers:

Reward Component	Purpose

Base Salary	Base salary is intended to provide compensation which is not at risk; however, salary levels and subsequent increases are not guaranteed. Base salary is designed to offer regular fixed compensation for the fulfillment of the duties and responsibilities associated with the job roles of our executives and employees. In addition, base salary is a baseline consideration for attracting and retaining talented individuals.

Annual Incentive	Our annual cash incentive compensation plan, the VICP, is designed to reward employees for the achievement of important corporate financial goals. There is also a component of the VICP that rewards employees for the attainment of individual and/or team objectives. The opportunity to earn annual cash incentive payments under the VICP provides a substantial portion of compensation that is at risk and that depends upon the achievement of measurable corporate financial goals and individual objectives. As distinguished from equity-based compensation, which is significantly affected by market factors that may be unrelated to our results, the design of the

Reward Component	Purpose

VICP offers incentives based on our direct performance. We use payouts from the VICP to provide further incentives for our executive officers and employees to achieve these corporate financial goals and individual objectives. As it applies to executive officers, the VICP is a sub-plan of the 2008 Long-Term Plan.

Long-Term Incentives	A substantial part of compensation, which is also at risk, is long-term equity-based compensation, awarded in fiscal 2015 in the form of RSUs, PSUs and stock options under the 2008 Long-Term Plan. Our long-term incentives are designed to tie a majority of our key executives’ total compensation opportunities to Plexus’ market performance and the long-term enhancement of shareholder value, as well as to encourage the long-term retention of these executives and other key employees.

Benefits	The health and well-being of our employees and their families is important to us. Therefore, we provide all of our employees with various benefits, such as health and life insurance. Offering these benefits also assists the Company in attracting, as well as retaining, executive officers and key personnel.

Retirement Plans	The Company maintains retirement plans to help our employees provide for their retirement on a tax-advantaged basis. Offering retirement plans helps the Company to attract and retain qualified employees, as well as meet competitive conditions. One of these retirement plans, the 401(k) Retirement Plan (the “401(k) Plan”), includes a Plexus stock fund as one of its investment choices to permit employees to maintain Plexus ownership if they wish. The Company also provides a supplemental executive retirement plan under which certain executive officers may elect to defer compensation; the Company also makes additional contributions on their behalf.

Agreements	Only our Chief Executive Officer has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus and to assist in maintaining their continuing loyalty.

Elements and Analysis of Direct Compensation

Overview of Direct Compensation

Total direct compensation for executive officers at Plexus consists of three primary components—salary, annual cash incentive payments under the VICP and long-term equity-based awards. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways. The Committee reviews the total compensation package of each executive officer to determine whether it is reasonable.

The Committee does not use any specific numerical or percentage test to determine the ratio of direct compensation paid in base salary versus compensation at risk through the VICP or equity-based compensation. However, the Committee believes that a meaningful portion of compensation should be at risk and that the CEO’s percentage at risk should be the highest. VICP targets for executive officers other than the CEO ranged from 60% to 80% of base salary in fiscal 2015, with the opportunity to earn cash incentives beyond those levels if Plexus exceeded its targeted financial goals. In the case of the CEO, the potential target compensation at risk as a percentage of base salary was 120%, reflecting his overall greater responsibility for the Company. In fiscal 2015, long-term incentives for executive officers were granted in the form of: (i) RSUs that vest based on continued service and promote a long-term ownership mentality; (ii) PSUs, which represent compensation that is at risk since these awards will be forfeited if the relative TSR of Plexus stock over the performance period is below a threshold level; and (iii) stock options, which also represent compensation that is at risk since value is not guaranteed unless the Company’s stock price appreciates.

Base salary adjustments and equity awards are generally targeted for implementation in the second quarter of each fiscal year to align with the Company’s internal performance management cycle and changes to the compensation of its other non-executive employees. The Committee considers both individual and Company performance in making these determinations, and believes that this timing forges a strong link between performance and pay.

The resulting total targeted direct compensation mix used for fiscal 2015 for the Chief Executive Officer and the other named executive officers is illustrated in the charts below:

Base Salary

Structure

The Company and the Committee review market-based comparisons and other sources of comparative data to assist in establishing appropriate base salaries for its executive officers, including peer group analysis and other third-party survey data as reference points for compensation practices. Through this form of benchmarking, we do not aim for particular numerical or percentage tests as compared to the peer group or the surveys; however, we generally target base salaries within ranges near market medians of those groups, with adjustments made to reflect individual circumstances.

The Committee expects to determine fiscal 2016 base salary adjustments for our executive officers in December 2015, after it has reviewed and considered the analysis discussed above in “Corporate Governance–Board Committees–Compensation and Leadership Development Committee–Overview of the Compensation Decision-Making Process–Use of Consultants.” The effective date of any base salary adjustment for our executive officers is generally targeted for January in order to be aligned with the Company’s other U.S. salaried employees.

Factors Considered in Determining Base Salary

Prior to establishing base salary increases for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include compensation data from our peer group, salary increase trends for executive base pay and other information provided in published surveys. An in-depth total rewards analysis, including base salary, is completed annually for each executive position using the peer group and survey data as indicated above. The Committee also considers the individual executive officers’ duties and responsibilities and their relative authority within Plexus.

With respect to increases in the CEO’s base salary (as well as other compensation actions that impact the CEO), the Committee uses this information and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. With respect to the other executive officers, the CEO uses similar data and submits his recommendations to the Committee for final determination. The data gathered in the determination process helps the Committee to test for fairness, reasonableness and competitiveness. While the Committee takes into account the Company’s compensation philosophy and goals and follows a holistic approach to executive compensation packages, its final determinations may incorporate the subjective judgment of its members as well.

Executive officer base salary increases may include the following two components:

•	Competitive Adjustments. If executive officer salaries fall below the competitive median range when we compare them to our peer group and survey data, we consider increasing the salaries to a more competitive level. In some cases these competitive adjustments may take place over a multi-year period and may depend on individual performance.

•	Merit Increases. If executive officer salaries are found to be at an appropriate level when we compare them to the peer group and general industry survey data for the position, then a separate merit increase may be provided based on individual performance, if appropriate.

2015 Base Salary Adjustments

Base salary adjustments for fiscal 2015 were approved by the Committee in December 2014. In recent years the Company has placed a greater emphasis on annual and long-term incentive opportunities, as opposed to base salary adjustments, since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders.

For fiscal 2015, the Committee approved a base salary adjustment of $25,000 for the CEO, a 2.9% increase from his 2014 base salary, to $900,000. As a result of that adjustment, the CEO’s salary remains near the 50th percentile of peer group and market comparisons. Our CEO’s base salary is higher than those of our other executive officers because of his more extensive and challenging duties and responsibilities. In addition, the CEO’s total compensation is more heavily weighted toward performance-based compensation than the total compensation of our other executive officers.

Fiscal 2015 increases for our other executive officers varied from 3.9% to 9.5%. Base salary increases for fiscal 2015 for our other executive officers represented a combination of competitive adjustments, merit increases and, in certain cases, increases in responsibilities. Variations between the executive officers reflected competitive conditions and the Committee’s view of the executive officers’ duties, responsibilities and performance. The increases for Messrs. Jermain, Kelsey and Frisch were larger than those of the other executive officers, reflecting the Committee’s intent to more closely align their salaries with the median of peer group and market comparisons. The Committee believed that base salaries for our other executive officers were appropriately aligned with peer group and market comparisons.

Presented below are the fiscal 2015 base salaries and percentage increases as compared to fiscal 2014 for our named executive officers:

Executive Officer	Fiscal 2015 Base Salary	Percentage Increase Compared to Fiscal 2014
Mr. Foate	$900,000	2.9%
Mr. Jermain	$425,000	9.0%
Mr. Kelsey	$520,000	9.5%
Mr. Frisch	$400,000	8.1%
Mr. Darroch	$370,000	4.9%

Annual Incentive

Plan Structure

The VICP provides annual cash incentives to approximately 2,650 participants, including our CEO and other executive officers. For executive officers, the VICP is a sub-plan of the 2008 Long-Term Plan, and it will be a sub-plan of the 2016 Plan, assuming shareholders approve the 2016 Plan at the annual meeting. The award opportunity levels for each participant are expressed as a percentage of base salary. In fiscal 2015, the targeted award opportunity for our CEO was 120% of base salary, and the targeted award opportunities for our other executive officers varied from 60% to 80% of base salaries. The targeted award opportunities for other participants varied from 3% to 50% of base salaries.

The targeted award opportunity for our CEO was increased by ten percentage points in fiscal 2014 to better align with peer group and market comparisons and to shift a higher portion of his potential compensation toward performance-based elements of our compensation program. Annual incentive opportunity targets for our other executive officers have been increased in recent years as a result of adjustments for market competitiveness, promotions and other increases in responsibilities, as well as due to an increased emphasis on incentive compensation. Offering a greater percentage of compensation at risk is intended to more strongly link executive compensation with Company performance and shareholder returns.

Our CEO and other executive officers also have the opportunity to earn above their targeted award opportunities based on the achievement of corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher cash incentive opportunities under the VICP because the Committee believes that heightened responsibility leads to more influence on corporate performance. In addition, competitive factors drive relatively higher reward opportunities for those positions. For each executive officer, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives. The table below lists the fiscal 2015 targeted VICP award opportunities for the named executive officers, expressed as a percentage of base salary:

Executive Officer	Fiscal 2015 Targeted Award as a Percentage of Base Salary
Mr. Foate	120%
Mr. Jermain	70%
Mr. Kelsey	80%
Mr. Frisch	75%
Mr. Darroch	70%

The VICP provides for payments relating to corporate financial goals both below and above the targeted awards by establishing specific threshold levels of corporate performance at which payments begin to be earned and maximum payout levels beyond which no further payment is earned. The payout for the CEO and the other executive officers at the maximum payout level is 200% of the targeted award (including the 20% individual objectives component). The Committee believes that the opportunity to receive a payout above target should be based solely on achieving corporate financial goals. Payments to participants are not permitted under the VICP unless the Company achieves net income for the plan year.

The VICP provides that extraordinary items or charges should be excluded from fiscal year results. In addition, the Committee has the authority to exclude certain items, such as equity-based compensation costs and other non-recurring or unusual charges, when determining the achievement of the corporate financial goals. Equity-based compensation costs were excluded for fiscal 2015; however, the Committee did not exclude any other charges in the calculation of VICP awards.

2015 Plan Design – Company Goals

The specific corporate financial goals for fiscal 2015, each of which stood independently of the other with regard to award opportunities, were revenue and ROCE. The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. The fiscal 2015 targets for these goals were set as part of our annual financial planning process and continue to align with our enduring financial goals. For each of the corporate financial goals, we also established specific “threshold” and “maximum payout” levels of achievement as part of that process.

For the purposes of the VICP, ROCE is generally defined as annual operating income before taxes and excluding equity-based compensation costs divided by the five-point quarterly average of Capital Employed during the year. Capital Employed is defined as equity plus debt less cash, cash equivalents and short-term investments. The VICP calculation excludes the items mentioned above because these factors do not reflect the operating performance of the Company, which is what the VICP is intended to reward. For the same reasons, the Committee may, at its discretion, exclude restructuring costs and/or non-recurring charges when determining ROCE for VICP awards, as appropriate. As noted above, no such discretion was exercised by the Committee in fiscal 2015.

No award is paid for any component of the VICP if Plexus incurs a net loss for the fiscal year (excluding equity-based compensation costs and, at the Committee’s sole discretion, non-recurring or restructuring charges). Awards for performance between the threshold and target level, and between the target and maximum levels, are calculated by straight-line interpolation.

For fiscal 2015, in accordance with Plexus’ strategic plan, the Committee set performance levels for each metric with a focus on achieving our enduring financial goals using the philosophy below:

	Threshold	Target	Maximum Payout
Revenue	Equal to prior year revenue	Midpoint between threshold and maximum payout	Equal to 12% revenue growth
ROCE	Equal to Plexus’ WACC plus 300 basis points	Midpoint between threshold and maximum payout	Equal to Plexus’ WACC plus 800 basis points

We believe that setting the maximum payout levels for revenue and ROCE consistent with our financial goals fully aligns employees with financial results that maximize value to our shareholders, without encouraging inappropriate risk-taking. Threshold levels for both metrics were set at the minimum levels of performance at which Plexus believes it begins generating value for our shareholders. Target levels for revenue and ROCE, which were set between the threshold and maximum payout levels, were intended to be challenging, but achievable, based on industry conditions and Plexus’ financial plan.

The following table sets forth the fiscal 2015 financial targets and potential VICP payout amounts (as a percent of targeted VICP cash incentive) for the named executive officers, at the threshold, target and maximum payout performance levels:

	Threshold		Target		Maximum Payout
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$2,378	0%	$2,521	40%	$2,663	90%
ROCE	14.0%	0%	16.5%	40%	19.0%	90%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROCE + Individual Objectives		up to 20%		up to 100%		up to 200%

In fiscal 2015, revenue was $2,654.3 million and ROCE was 17.3%. Therefore, the Company’s performance was between the target and maximum payout levels for revenue and ROCE. As a result, Plexus paid awards to executive officers and other employees based on revenue and ROCE performance; total payments to executives represented 142.0% versus the target of 80% for corporate financial performance. Plexus’ actual performance in fiscal 2015 as compared to these performance levels is illustrated in the following graphs:

2015 Plan Design – Individual Objectives

Each individual participant typically has several individual objectives for the plan year. Some of the individual objectives are shared by multiple executives when they work as part of a team to focus on an objective. Attainment of the individual objectives represents 20% of the potential targeted VICP award; however, no such award may be earned based on individual objectives unless the Company achieves net income for the plan year. The Committee determines and approves the individual objectives established for the CEO. The Committee also reviews and approves, with input from the CEO, the individual objectives established for the other executive officers. The Committee’s assessment of all executive officers’ individual objectives is based on their likely impact on the achievement of the Company’s annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.

For fiscal 2015, achievement of individual objectives, for which there was a potential payout equivalent to 20% of the targeted VICP award, varied among the named executive officers from 79.5% to 100.0% of the individual’s potential payout for personal objectives, with the CEO achieving 100.0%. These percentages were based upon the Committee’s determination of the degree to which the executive achieved his or her objectives. The CEO provided the Committee with an assessment of the performance of all of the executive officers other than himself on their individual objectives and recommended award percentage levels for each officer.

The following are summaries of the individual objectives for our named executive officers in fiscal 2015:

•	Dean A. Foate: Mr. Foate’s individual objectives related to delivering organizational and customer service excellence.

•	Patrick J. Jermain: Mr. Jermain’s individual objectives related to delivering organizational excellence.

•	Todd P. Kelsey: Mr. Kelsey’s individual objectives related to enhancing aftermarket services and engineering solutions offerings, and delivering supply chain and operational excellence.

•	Steven J. Frisch: Mr. Frisch’s individual objectives related to enhancing engineering solutions offerings and delivering organizational, customer service and supply chain excellence.

•	Ronnie Darroch: Mr. Darroch’s individual objectives related to enhancing aftermarket services offerings and delivering organizational, supply chain and operational excellence.

Long-Term Incentives

Plan Structure

Total compensation, consistent with practices in our industry, places a particular emphasis on equity-based compensation for executive officers. The shareholder-approved 2008 Long-Term Plan allows for various award types, including options, SARs, restricted stock, RSUs, unrestricted stock awards, performance stock awards and cash incentive awards. Similar award types will be offered under the 2016 Plan, if the 2016 Plan is approved by shareholders; see “Approval of the Plexus Corp. 2016 Omnibus Incentive Plan” below for information regarding the 2016 Plan. Equity-based awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The Committee’s policy is to not “back-date” equity grants and, therefore, it did not back-date any equity grants in fiscal 2015. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards.

For fiscal 2015 compensation planning, the Committee, in furtherance of its emphasis on performance-based compensation, conducted a review of its long-term incentive strategy and current market practices. As a result of such review, the Committee modified the equity grant allocation formula for executive officers for fiscal 2015 to include 40% RSUs, 30% PSUs and 30% options from its previous allocation formula of 40% options, 35% RSUs and 25% PSUs. The Committee believes that the change to the allocation formula to place a greater weighting on PSUs further strengthens the alignment of the interests of our executives with those of our shareholders and motivates our executives to succeed in the long-term. The revised allocation formula also continues to promote share ownership, which, along with our equity ownership guidelines, aligns the long-term interests of our executives with those of our shareholders.

The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. Each element of the portfolio is intended to address a different aspect of long-term incentive compensation, as set forth below:

•	RSUs provide an interest in the value of the Company’s shares, because, even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. In addition to promoting retention, RSUs further align executives’ interests with the interests of shareholders and provide a long-term ownership mentality as well as motivation to succeed in the long-term because the value of RSUs does not solely depend upon increases in the market price of our shares, which may occur over a short period of time.

•	PSUs provide an additional incentive for executive officers to create shareholder value, as these awards only vest if the relative TSR of Plexus stock as compared to companies in the Russell 3000 index exceeds the performance goals established by the Committee. The Committee believes that measuring TSR on a relative, rather than on an absolute, basis provides a more relevant measure of the performance of the Company’s stock. By mitigating the impact of macroeconomic factors (both positive and negative) that are beyond the control of the Company and its executives, relative TSR provides rewards that are better aligned to relative performance through varying economic cycles. PSUs also provide a retention incentive since these awards generally do not vest until the end of the three year performance period.

•	Stock options provide rewards based upon the appreciation in value to shareholders, as measured by the increase in our share price, and there is no value to these awards if our share price does not increase.

•

For senior non-officer key employees who are eligible for equity awards, Plexus used a mix of RSUs and stock-options in fiscal 2015. Prior to fiscal 2015, these employees received stock-settled SARs, which provide rewards based upon the appreciation in value to shareholders as measured by the increase in our share price. For other non-officer employees eligible for equity awards, Plexus uses RSUs for the reasons noted above.

The allocation formulas used in fiscal 2015 for executive officers and other non-officer employees receiving equity grants are illustrated in the charts below:

Annual Award Determination and Allocation Process

Each year the Committee is presented a recommended total pool of equity awards for eligible participants. The Committee reviews the estimated value of the pool and the recommended grant guidelines prior to making grants, including when making grants in connection with promotions or other increases in responsibilities. Pursuant to its portfolio approach, in fiscal 2015, the Committee distributed the entire value of each grant among the following types of awards—RSUs, PSUs and options—as shown above. RSUs and options are valued at their Black-Scholes fair-market value, and PSUs are valued using the Monte Carlo valuation model, when making these determinations.

The Committee determines the grants for the CEO and other executive officers. The CEO provides the Committee with initial grant recommendations for each executive officer other than himself. The Committee determines the grant value for each executive officer by balancing the need to provide fair compensation with the desire to keep related compensation expense relatively stable from period to period. When making individual grants, the Committee considers each executive officer’s duties, responsibilities and performance. Those in positions with more responsibility tend to receive larger grants to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information, as well as the accumulated value analysis, to balance the level of existing awards with the desire to reward performance and to provide retention incentives.

For fiscal 2015, 34,200 RSUs, 18,500 PSUs and options for 65,975 shares were granted to the CEO, and 56,900 RSUs, 30,600 PSUs and options for 107,800 shares were granted to the other executive officers as a group. In addition, stock-settled SARs related to 663 shares were granted to Mr. Jermain in October 2014 in accordance with the Company’s prior allocation formula for senior non-executive employees (this grant was approved prior to Mr. Jermain’s promotion in May 2014).

The overall value of equity grants has increased in recent years as a result of adjustments for market competitiveness, the Committee’s emphasis on further tying executive compensation to Company performance and promotions for certain officers. In addition, the Committee continues its focus on increasing incentive award opportunities for our executive officers as a portion of total potential compensation in order to more strongly link executive compensation with Company performance and shareholder returns.

Equity awards are also allocated to high-performing key non-executive employees based upon recommendations by executive officers in accordance with a grant range grid, which assigns a range of grant sizes to each employee responsibility level.

Timing of Grants

Grants of RSUs are generally made once a year during the fiscal second quarter, but may also be made in connection with new hires, promotions or other increases in responsibilities. Grants of PSUs are made in the fiscal second quarter; however, the performance goals for the PSUs are set in the fiscal first quarter. The Committee anticipates continuing to follow this grant schedule.

The Committee makes quarterly, rather than annual, stock option grants due to the volatility of the stock market and of Plexus stock in particular. Granting stock options once a year can make the strike price, related expense and the opportunity such awards represent to employees vary significantly in ways that do not necessarily reflect the long-term performance of Plexus stock.

The Committee’s formula to support the quarterly grant strategy states that the grant dates will occur three trading days subsequent to the release of quarterly earnings, not including the day of the release. The Committee uses future dates, as is permitted by the 2008 Long-Term Plan, because that minimizes the opportunity to choose a date based upon market performance known or knowable at the time of determination. The 2008 Long-Term Plan provides that the exercise price of a stock option is not permitted to be less than the fair market value on the stock option grant date (or the trading day preceding the grant date if the market is closed on the grant date). New hire grant levels are determined at or around the time of hire, and commence on the next quarterly grant date following the date of hire.

2015 Awards

Based on the Committee’s long-term incentive strategy, as well as individual responsibility and performance considerations, and reflecting all of the grants discussed above, in fiscal 2015, the Committee made total grants of RSUs, PSUs and options (as well as stock-settled SARs to Mr. Jermain related to his position prior to his promotion) to the named executive officers as follows:

Executive Officer	RSUs (#)	PSUs (#)	Options (#)
Mr. Foate	34,200	18,500	65,975
Mr. Jermain*	8,300	4,500	13,113
Mr. Kelsey	14,200	7,600	27,900
Mr. Frisch	9,300	5,000	18,200
Mr. Darroch	7,500	4,000	13,725

*	The “Options” column for Mr. Jermain includes 663 stock-settled SARs.

RSUs vest on the third anniversary of the grant and options (and SARs) vest in two annual increments, all subject to early vesting on a change in control.

Vesting of PSUs granted in fiscal 2015 and fiscal 2014, which is based on the relative TSR of Plexus stock as compared to the companies in the Russell 3000 Index, will be determined following the conclusion of the relevant three year performance period. The TSR calculations will be based on the percentage change from the initial price to the final price during the performance period, and will reflect the reinvestment of dividends, if any. The initial price reflects, and the final price will reflect, a 30 calendar day average closing price. The TSR calculations will be adjusted to reflect stock splits, recapitalizations and other similar events.

PSUs will vest at target—the amount reported in the table above—if the TSR of Plexus stock is at the 50th percentile of companies in the Russell 3000 Index. A payout at maximum, which is 200% of the target award, may be achieved if the relative TSR of Plexus stock is at or above the 75th percentile of companies in the Russell 3000 Index. The Committee believes that a relative TSR at or above this level would be reflective of significant achievement during the performance period. In order to receive a payout at threshold, which is 50% of the target award, the relative TSR of Plexus stock must be at or above the 25th percentile of companies in the Russell 3000 Index. If the relative TSR of Plexus stock is below the 25th percentile, the PSUs will not vest and the awards will be forfeited.

The payout matrix for the PSUs granted in fiscal 2015 and fiscal 2014 is presented in the table below (if performance is between the specified levels, the payout will be interpolated):

Relative TSR Percentile Rank	Payout Performance Factor
Below 25th	0%
25th	50%
30th	60%
40th	80%
50th	100%
60th	140%
70th	180%
75th and above	200%

For information regarding the period-to-date performance of the fiscal 2015 and fiscal 2014 PSUs as of October 3, 2015, see the “Outstanding Equity Awards at Fiscal Year-End” table below.

Equity Ownership Guidelines

The Company’s executive stock ownership guidelines, which are intended to increase the alignment between the interests of management and our shareholders, require our CEO to own Plexus stock with a market value equal to at least three times his annual base salary. Executive officers other than our CEO, including the named executive officers in the “Summary Compensation Table” below, are required to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. There is no specific time requirement to meet these guidelines. However, an executive officer is generally not permitted to sell Plexus shares that were acquired or awarded while an executive officer unless the applicable ownership requirement has been met; there are exceptions, including financing the exercise of stock options and any applicable taxes when the shares will be held or with prior approval under special circumstances. While five of our executive officers, including our CEO, have met the ultimate ownership amounts required by the guidelines, all of our executive officers are in compliance with the procedural requirements of the guidelines.

Clawback Policy

Pursuant to the Plexus Corp. Executive Compensation Clawback Policy, in the event of a material restatement of the Company’s financial results as a result of significant non-compliance with financial reporting requirements, the Committee will review incentive compensation that was paid to the Company’s executive officers under the VICP (or any successor plan thereto) based solely on the achievement of specific corporate financial goals (“covered compensation”) during the period of the restatement. If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Committee will, as and to the extent it deems appropriate, recoup any portion of covered compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of covered compensation for up to three years preceding the date on which the Company is required to restate its financial results.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of significant non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging and Anti-Pledging Policy

The Company’s Insider Trading Policy explicitly prohibits directors, officers and employees from engaging in transactions designed to hedge or offset a decrease in the price of the Company’s common stock. Pledges and short sales of the Company’s securities are also prohibited under the Insider Trading Policy.

Elements and Analysis of Other Compensation

In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.

Benefits

We generally provide health and welfare benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. Consistent with competitive practice, the Committee approves certain perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The other benefits for certain of our executive officers are: a flexible perquisite benefit valued at up to $15,000 per calendar year to be used for expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice; a company car; and additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel who are located in countries outside of the United States, as well as to executive officers who may be temporarily assigned outside of the United States, if any.

In connection with Mr. Darroch’s relocation to Neenah, Wisconsin from the United Kingdom at Plexus’ request during fiscal 2015, he received certain relocation benefits, which included Plexus purchasing his home to facilitate his timely move.

Retirement Planning – 401(k) Plan

The 401(k) Plan, which is available to substantially all U.S. employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to a maximum of $10,600 per calendar year. Employees have a choice of investment alternatives, including a Plexus stock fund, in which to invest those funds.

Retirement Planning – Supplemental Executive Retirement Plan

As a consequence of Internal Revenue Code limitations on compensation that may be attributed to tax qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan for our executive officers to address their particular circumstances and promote long-term loyalty to Plexus until retirement. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan that allows participants to defer taxes on current income. All U.S.-based executive officers participate in the SERP. Under the SERP, executive officers (other than non-U.S.-based executive officers) may elect to defer compensation and Plexus may also make discretionary contributions. Additionally, Plexus has purchased Company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this plan. The SERP allows the investment of deferred compensation amounts on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or other investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings that may be credited become payable upon termination, retirement from Plexus or in accordance with the executive’s individual deferral election.

Additionally, the Company can credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require approval of the Committee. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals; the Committee believes these limitations make supplemental retirement plans common practice in general industry. The Committee also believes that further retirement compensation through the SERP is appropriate to meet the market for executive compensation and to provide a stronger incentive for executives to remain with Plexus through retirement.

Fiscal 2015 Plan Activity

•	Contribution Formula. Under a funding plan adopted by the Committee, the SERP provides for an annual discretionary contribution of the greater of (a) 9% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan cash incentive at the time of the Company’s contribution. The Committee adopted this approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Towers Watson, its compensation consultant for that program.

•	Employer Contributions. For fiscal 2015, the total employer contributions to the SERP accounts was $387,051 for all participants as a group, including $168,665 for the CEO. See footnote 5 to the “Summary Compensation Table.”

•	Special Contributions. The SERP also allows the Committee to make discretionary contributions over and above the annual contribution noted above, and such contributions have been made in individual cases from time to time. However, in fiscal 2015, the Committee did not make any such contributions to the named executive officers.

Fiscal 2016 Payment Schedule

The annual contribution made by the Company will be paid throughout the year on a bi-weekly basis. This schedule allows for dollar cost averaging and spreads the expense of the contribution across the fiscal year. If necessary, a true-up payment will be made at the end of the fiscal year if the Company contribution for any executive officer is less than $13,500.

Foreign Retirement Arrangements

Mr. Darroch, who is a citizen of the United Kingdom, was employed in the U.K. for a portion of fiscal 2015 prior to relocating to the United States. During the period in which he was employed in the U.K., he was eligible to participate in the Plexus Corp. (UK) Ltd. Group Life Assurance Scheme (the “U.K. Plan”) under which by law minimum contributions of 3% an employee’s salary are required to be made by Plexus. Plexus chose to make a contribution of 5% for Mr. Darroch for the portion of fiscal 2015 in which he was employed in the U.K. because that contribution level aligned with the Company’s other management employees in the U.K.

Employment and Change in Control Agreements

We do not generally have employment agreements with our executive officers; however, Plexus does maintain an employment agreement with our Chief Executive Officer in order to recognize the importance of his position, to help assure Plexus of the continuing availability of Mr. Foate’s services over a period of time and to protect the Company from competition post-employment. All executive officers and certain other key employees have change in control agreements (with the exception of Mr. Foate, whose employment agreement has change in control provisions) to help assure that these individuals will not be distracted by personal interests in the case of a potential acquisition of Plexus as well as to maintain their continuing loyalty. We also believe that competitive factors require us to provide these protections to attract and retain talented executive officers and key employees.

Mr. Foate’s employment agreement is described below in “Executive Compensation – Employment Agreements and Potential Payments Upon Termination or Change in Control – Mr. Foate’s Employment Agreement.” The change in control agreements with our executive officers (with the exception of Mr. Foate) are described below in “Executive Compensation – Employment Agreements and Potential Payments upon Termination or Change in Control – Change in Control Arrangements.” Please refer to those discussions for a further explanation of those agreements.

Determination of Benefit Levels

In general, the change in control agreements with our executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times annual salary plus targeted bonus, a continuation of health and retirement benefits for that period and, for those entered into prior to fiscal 2015, a gross-up payment for excise taxes. Beginning in fiscal 2015, excise tax gross-up provisions have been eliminated from our new change in control agreements; these agreements allow for a reduction in payments under a “best net” approach, providing either the full amount of the total payment or an amount equal to the total payment reduced by an amount necessary to avoid adverse excise tax consequences to the executive officer.

In addition, under the 2008 Long-Term Plan upon a change in control, unvested awards will generally automatically vest for all award holders (for PSUs, the performance period will be deemed to have concluded as of the date of the change in control, TSR performance will be calculated and vesting will be determined).

Certain other key employees also have change in control agreements on substantially the same terms, although generally with only one or two years of coverage. In determining which employees should have change in control agreements, the Committee utilizes its guidelines, which focus on position, responsibilities and compensation level in order to minimize subjectivity.

The Committee reviews the benefit levels under these agreements annually. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, as well as the elimination of excise tax gross-up provisions in new agreements, provides an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels are believed to be in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent. The Committee believes it is common to provide that unvested awards will vest on a change in control, which is the case under the 2008 Long-Term Plan, as well as under the 2016 Plan (if the 2016 Plan is approved by shareholders). Therefore, offering a package that is consistent with market practices is appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment.

The Committee also intends that the potential expense of the agreements be reasonable as compared to total enterprise value. The Committee estimated that the agreements represented approximately 3.0% of the average of fiscal 2007 and fiscal 2006 total enterprise value at the time they were adopted. Potential expense was estimated at 3.6% of total enterprise value as of the date of the Committee’s most recent determination, which the Committee believes remains within a reasonable range. As noted above, the agreements contain a “double trigger,” which provides that benefits would only be paid to the executive officers in the event of a substantial impact upon their employment and compensation, and, beginning in fiscal 2015, new change in control agreements do not include excise tax gross-up provisions.

The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe, as noted above, that the change in control agreements will help motivate executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company that they might perceive would jeopardize their employment.

Tax Aspects of Executive Compensation

The Committee generally attempts to preserve the tax deductibility under the Internal Revenue Code (the “Code”) of all executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1 million annually per executive officer. Plexus has taken action with respect to the provisions of Section 162(m) so that compensation income relating to stock options, SARs, performance-based restricted stock, PSUs and cash incentive awards, including those made to executive officers pursuant to the VICP, under the 2008 Long-Term Plan (and predecessor plans) is exempt. Compensation under these shareholder approved plans that is performance-based is generally not subject to the $1 million limitation; however, the grant of restricted shares without performance goals would not be considered to be performance-based and therefore would be subject to the limit along with cash salaries and bonuses. Shareholder approval of the 2016 Plan is intended to allow full tax deductibility of any performance-based awards granted under that plan for the next five years, other than any awards in the future of shares of restricted stock or RSUs without performance goals, as is the case for time-vested RSUs. If shares of restricted stock or RSUs are granted without performance goals, the covered compensation of some individuals, including base salary, could exceed $1 million and, in those circumstances, the excess would not currently be tax deductible, as was the case in fiscal 2015.

Other provisions of the Code also can affect the decisions we make. Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess” payments upon a change in control of a publicly-held corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for the “excess” payments. Our change in control agreements entered into prior to fiscal 2015 provide that benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. However, excise tax gross-up provisions have been eliminated from all new change in control agreements.

The Code also provides a surtax under Section 409A, relating to various features of deferred compensation arrangements of publicly-held corporations for compensation deferred after December 31, 2004. We conducted an extensive review of our benefit plans and employment arrangements, and made various changes, to help assure they comply with Section 409A and that there are no adverse effects on Plexus or our executive officers as a result of these Code amendments.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation and Leadership Development Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee” and are set forth in a written charter adopted by the board, which is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.

Members of the Compensation and Leadership Development Committee:

David J. Drury, Chair

Ralf R. Böer

Joann M. Eisenhart

Rainer Jueckstock

EXECUTIVE COMPENSATION

This section provides further information about the compensation paid to, and other compensatory arrangements with, our executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation we paid or granted to our Chief Executive Officer, our Chief Financial Officer and the three executive officers who had the highest compensation of our other executive officers (collectively, the “named executive officers”). More detailed information is presented in the other tables and explanations which follow the following table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Dean A. Foate Chairman, President and Chief Executive Officer	2015	$910,577	$0	$2,332,970	$952,572	$1,770,489	$222,752	$6,189,360
	2014	854,808	0	2,339,990	1,231,277	1,151,719	210,202	5,787,996
	2013	800,000	0	1,307,500	1,423,169	440,704	190,134	4,161,507
Patrick J. Jermain Senior Vice President and Chief Financial Officer(6)	2015	423,750	0	566,682	191,355	480,621	87,176	1,749,584
	2014	301,215	0	346,102	38,051	162,637	30,931	878,936
Todd P. Kelsey Executive Vice President and Chief Operating Officer	2015	517,885	0	964,261	402,259	660,945	108,138	2,653,488
	2014	468,269	0	1,023,760	490,522	430,699	107,828	2,521,078
	2013	371,346	0	418,400	454,266	137,990	85,166	1,467,168
Steven J. Frisch Executive Vice President and Chief Customer Officer	2015	399,615	0	632,742	262,577	472,836	85,784	1,853,554
	2014	364,615	0	650,010	371,663	290,868	95,258	1,772,414
	2013	315,385	0	418,400	439,908	100,160	93,010	1,366,863
Ronnie Darroch Senior Vice President – Global Manufacturing Solutions(6)	2015	355,495	0	508,530	198,745	396,984	415,330	1,875,084

(1)	Includes amounts voluntarily deferred by the named persons under the Plexus Corp. 401(k) Retirement Plan (the “401(k) Plan”), the Plexus supplemental executive retirement plan (the “SERP”) and, for Mr. Darroch, the U.K. Plan. The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

(2)	The “Bonus” column includes only discretionary bonus payments apart from our Variable Incentive Compensation Plan (“VICP”). Payments under the VICP, including payments for achieving individual objectives, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ individual objectives are specific and performance against them is measured, we believe that payments under the VICP that relate to the achievement of individual objectives are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(3)

These columns represent the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) of equity awards granted in fiscal 2015, fiscal 2014 and fiscal 2013 under the 2008 Long-Term Plan, which are explained further below under “Grants of Plan-Based Awards.” Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions that we used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

Grants of stock options, stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) are not subject to performance conditions. The fiscal 2015 and fiscal 2014 grants of performance stock units (“PSUs”) vest based on the performance of the relative total shareholder return (the “TSR”) of Plexus stock as compared to companies in the Russell 3000 Index over a three year performance period. PSUs are reported in the “Stock Awards” column at “target”; participants can earn twice the number of PSUs granted for performance at “maximum.” The value of the fiscal 2015 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Foate—$1,440,706; Mr. Jermain—$350,442; Mr. Kelsey—$591,858; Mr. Frisch—$389,380; and Mr. Darroch—$311,504. The value of the fiscal 2014 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Foate—$1,544,320; Mr. Kelsey—$650,240; and Mr. Frisch—$406,400. Mr. Jermain did not receive PSUs in fiscal 2014, and Mr. Darroch is a named executive officer for the first time in fiscal 2015.

Please also see the “Grants of Plan-Based Awards” table below for further information about stock and option awards granted in fiscal 2015, and the “Outstanding Equity Awards at Fiscal Year End” table below for information regarding all outstanding equity awards at the end of fiscal 2015.

(4)	The “Non-Equity Incentive Plan Compensation” column represents amounts that were earned during fiscal 2015, fiscal 2014 and fiscal 2013, respectively, under the VICP. Under the VICP, annual cash incentives for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and the executive officer’s performance on individual objectives. We include more information about the VICP under “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Annual Incentive” above, as well as under “Grants of Plan-Based Awards” below.

The amounts shown in the “2015” row were earned in fiscal 2015 but will be paid in fiscal 2016, the amounts shown in the “2014” row were earned in fiscal 2014 and were paid in fiscal 2015, and the amounts shown in the “2013” row were earned in fiscal 2013 and were paid in fiscal 2014.

Of the amounts included in the table above, Mr. Foate deferred $1,151,719 in fiscal 2015 related to the VICP award earned based on fiscal 2014 performance.

(5)	The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP (for Mr. Darroch, this represents both the Company’s contributions to the SERP and to the U.K. Plan), reimbursement made by Plexus under its executive flexible perquisite benefit, the value of the company car benefit provided to the executive, additional life and disability insurance coverage, benefits related to overseas assignments and relocation. Per person detail is listed in the table below:

	Year	Company Matching Contribution to 401(k) Plan	Company Contribution to SERP	Executive Flexible Perquisite Benefit	Company Car Benefit	Additional Life and Disability Insurance	Overseas Assignment	Relocation	Total
Mr. Foate	2015	$10,600	$168,665	$14,420	$17,006	$12,061	--	--	$222,752
	2014	10,400	154,172	17,592	16,228	11,810	--	--	210,202
	2013	10,200	136,154	15,473	16,194	12,113	--	--	190,134
Mr. Jermain	2015	11,102	51,655	17,620	6,140	659	--	--	87,176
	2014	13,015	16,793	--	--	1,123	--	--	30,931
Mr. Kelsey	2015	10,600	73,176	8,445	15,046	871	--	--	108,138
	2014	10,400	65,185	19,636	12,244	363	--	--	107,828
	2013	10,277	47,005	13,793	13,113	978	--	--	85,166
Mr. Frisch	2015	10,600	51,806	11,628	10,883	867	--	--	85,784
	2014	10,754	45,210	19,459	18,863	972	--	--	95,258
	2013	10,569	35,354	16,489	15,136	873	$14,589	--	93,010
Mr. Darroch	2015	7,685	41,749	--	5,741	392	9,671	$350,092	415,330

Under the executive flexible perquisite benefit, executive officers may be reimbursed for expenses up to $15,000 in a calendar year for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, health and fitness related expenses and/or tax and estate advice. This benefit is not grossed up for taxes. The amounts in the “Executive Flexible Perquisite Benefit” column above include the reimbursements under that program in the fiscal years listed; these amounts may exceed the calendar year limits due to the difference between the fiscal and calendar year.

Mr. Frisch was on an expatriate assignment in Europe during part of fiscal 2013, and Mr. Darroch, a U.K. national, was on an overseas assignment in Neenah Wisconsin, during part of fiscal 2015. The amount reported above in the “Overseas Assignment” column reflects benefits related to those assignments beyond those that were integral and necessary to the business purpose of such assignment. For Mr. Frisch, this amount includes home and animal care expenses, as well as related tax gross-ups, and a $5,000 repatriation payment, which was not grossed up for taxes. For Mr. Darroch, this amount includes home and animal care expenses, a vehicle Plexus rented for his spouse and related tax gross-up payments.

In connection with Mr. Darroch’s relocation to Neenah, Wisconsin, Plexus purchased his former residence in the United Kingdom, with the aggregate incremental cost to Plexus being $308,258, determined based on the difference between the purchase price and the average of two independent third party appraisals of the residence’s current value, inclusive of costs incurred in connection with the transaction. The amount reported above in the “Relocation” column reflects Plexus’ aggregate incremental cost related to the purchase of Mr. Darroch’s resident, a $20,000 relocation bonus and other relocation expenses.

(6)	Mr. Jermain has been employed by the Company since 2010, but he did not become an executive officer until he was elected as Chief Financial Officer in May 2014. The amounts reported above for Mr. Jermain in fiscal 2014 include all compensation paid to him by the Company, including amounts paid when he was not an executive officer. In accordance with SEC rules, information for fiscal 2013 is not required to be presented.

Mr. Darroch has been employed by the Company since 2012, but is a named executive officer for the first time in fiscal 2015. In accordance with SEC rules, information for fiscal 2014 and fiscal 2013 is not required to be presented.

GRANTS OF PLAN-BASED AWARDS

2015

The table below sets forth information about RSUs, PSUs, stock options and stock-settled SARs that were granted to the named executive officers in fiscal 2015 under the 2008 Long-Term Plan, as well as information about potential cash incentive awards dependent on quantifiable corporate performance and individual goals that those executive officers could have earned for fiscal 2015 performance (to be paid in fiscal 2016) under the VICP. As a result of corporate performance, cash incentive awards based on these criteria were earned under the VICP for fiscal 2015, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about potential compensation under the VICP and awards under the 2008 Long-Term Plan in fiscal 2015, as well as additional information about those plans, following the table.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (3)	Closing Market Price on Grant Date ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)

Mr. Foate	VICP*	12/17/14	$1	$1,072,074	$2,144,148	--	--	--	--	--	--	--	--
	RSUs (4)	01/26/15	--	--	--	--	--	--	34,200 (4)	--	--	--	$1,331,680
	PSUs (2)	01/26/15	--	--	--	9,250	18,500	37,000	--	--	--	--	1,001,290
	Options	10/27/14	--	--	--	--	--	--	--	14,750	$38.02	$38.05	200,203
		01/26/15	--	--	--	--	--	--	--	17,075	38.938	39.16	237,358
		04/27/15	--	--	--	--	--	--	--	17,075	44.395	44.25	280,477
		07/27/15	--	--	--	--	--	--	--	17,075	37.123	37.24	234,534

Mr. Jermain	VICP*	12/17/14	1	291,027	582,054	--	--	--	--	--	--	--	--
	RSUs (4)	01/26/15	--	--	--	--	--	--	8,300 (4)	--	--	--	323,125
	PSUs (2)	01/26/15	--	--	--	2,250	4,500	9,000	--	--	--	--	243,557
	SARs	10/27/14	--	--	--	--	--	--	--	663	38.02	38.05	8,495
	Options	01/26/15	--	--	--	--	--	--	--	4,150	38.938	39.16	57,689
		04/27/15	--	--	--	--	--	--	--	4,150	44.395	44.25	68,169
		07/27/15	--	--	--	--	--	--	--	4,150	37.123	37.24	57,002

Mr. Kelsey	VICP*	12/17/14	1	406,489	812,978	--	--	--	--	--	--	--	--
	RSUs (4)	01/26/15	--	--	--	--	--	--	14,200 (4)	--	--	--	552,920
	PSUs (2)	01/26/15	--	--	--	3,800	7,600	15,200	--	--	--	--	411,341
	Options	10/27/14	--	--	--	--	--	--	--	6,750	38.02	38.05	91,618
		01/26/15	--	--	--	--	--	--	--	7,050	38.938	39.16	98,001
		04/27/15	--	--	--	--	--	--	--	7,050	44.395	44.25	115,805
		07/27/15	--	--	--	--	--	--	--	7,050	37.123	37.24	96,835

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (3)	Closing Market Price on Grant Date ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Mr. Frisch	VICP*	12/17/14	1	289,168	578,336	--	--	--	--	--	--	--	--
	RSUs (4)	01/26/15	--	--	--	--	--	--	9,300 (4)	--	--	--	362,123
	PSUs (2)	01/26/15	--	--	--	2,500	5,000	10,000	--	--	--	--	270,619
	Options	10/27/14	--	--	--	--	--	--	--	4,250	38.02	38.05	57,686
		01/26/15	--	--	--	--	--	--	--	4,650	38.938	39.16	64,639
		04/27/15	--	--	--	--	--	--	--	4,650	44.395	44.25	76,382
		07/27/15	--	--	--	--	--	--	--	4,650	37.123	37.24	63,870

Mr. Darroch	VICP*	12/17/14	1	248,364	496,728	--	--	--	--	--	--	--	--
	RSUs (4)	01/26/15	--	--	--	--	--	--	7,500 (4)	--	--	--	292,035
	PSUs (2)	01/26/15	--	--	--	2,000	4,000	8,000	--	--	--	--	216,495
	Options	10/27/14	--	--	--	--	--	--	--	2,550	38.02	38.05	34,611
		01/26/15	--	--	--	--	--	--	--	3,725	38.938	39.16	51,781
		04/27/15	--	--	--	--	--	--	--	3,725	44.395	44.25	61,188
		07/27/15	--	--	--	--	--	--	--	3,725	37.123	37.24	51,165

(1)	Amounts in the rows labeled “VICP*” reflect potential cash incentive payments for fiscal 2015 that were dependent on Plexus meeting corporate financial goals and the named executive officers achieving individual objectives, assuming such officers do not meet any of their individual objectives at threshold and meet them fully at both the target and the maximum payout levels. The amounts in the “Threshold” column indicate a payment for performance just above the threshold; there is no minimum payment once the threshold has been exceeded. Amounts in the “Maximum” column correspond to the “maximum payout level” under the VICP.

As a result of Plexus’ actual performance in fiscal 2015, overall cash incentive awards were earned based on corporate financial performance between the target and maximum levels, as reflected in the “Summary Compensation Table” and discussed in “Compensation Discussion and Analysis.”

(2)	Vesting of the PSUs is based on the relative total shareholder return (the “TSR”) of Plexus stock as compared to the TSR of companies in the Russell 3000 Index during a three year performance period ending on January 26, 2018. For more information regarding these awards, see the discussion below under the caption “2008 Long-Term Plan,” as well as “Compensation Discussion and Analysis—Total Direct Compensation—Long-Term Incentives.”

(3)	Options and SARs were granted at the average of the high and low trading prices on the date of grant (in accordance with the 2008 Long-Term Plan). The stock options and SARs vest over a two year period, with 50% of these awards vesting on the first anniversary of their grant date and the remainder vesting on the second anniversary.

Vested SARs may be exercised for a number of Plexus shares equal to the appreciation in the aggregate fair market value of the shares of the Company’s stock represented by the SARs on the date of exercise as compared to the aggregate exercise price of the SARs divided by the fair market value of Plexus stock at exercise.

(4)	The RSUs vest on January 26, 2018, assuming continued employment. See the discussion below under the caption “2008 Long-Term Plan.”

VICP

The VICP (as it applies to our executive officers) is a sub-plan of the 2008 Long-Term Plan, and it will also be a sub-plan of the 2016 Plan if shareholders approve the 2016 Plan. Under the VICP, our executive officers may earn cash incentive awards that depend in substantial part upon the degree to which Plexus achieves corporate financial goals, which are set by our Compensation and Leadership Development Committee (the “Committee”) shortly after the beginning of our fiscal year. As long as Plexus achieves net income for the plan year, each executive officer also may earn a portion of his or her cash incentive award by accomplishing the individual objectives set for that executive officer. These awards are intended to reflect, in each instance, an individual’s performance that may not be reflected in the financial performance of the entire Company.

The amounts included in the table are potential future payouts under non-equity incentive awards that could be earned pursuant to both corporate financial and individual goals under the VICP. The amounts in the columns represent, respectively, the amount which could be earned in the event minimum results were achieved so as to result in a threshold payment to the executive officer, the amounts which could be received if each performance target was met exactly at the targeted level and the maximum amount that could be earned under the VICP, which is known as the “maximum payout level.” As noted above, the potential payouts reported in the table assume that the named executive officers do not meet any of their individual objectives at threshold and achieve them fully at both target and the maximum payout level.

Actual Company performance in fiscal 2015 was between the target and maximum levels for both and return on capital employed (“ROCE”); therefore, total cash incentives based on corporate financial goals were paid between the target and maximum levels, as reported in the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above.

The maximum amount that could be earned based on individual performance was $214,415 for Mr. Foate (which would have been 20% of his cash incentive award at the targeted levels) and varied from $49,673 to $81,298 for the other named executive officers (also representing 20% of their respective cash incentive awards at the targeted levels).

2008 Long-Term Plan

Under the 2008 Long-Term Plan, the Committee may grant directors, executive officers and other officers and key employees of Plexus stock options, stock-settled SARs, restricted stock, which may be designated as restricted stock awards or RSUs, unrestricted stock awards, performance stock awards (which may be settled in cash or stock) and cash incentive awards in periodic grants.

The Committee grants RSUs to the executive officers, which vest three years from the date of grant, assuming continued employment. Fiscal 2015 grants of RSUs were made in January 2015. Going forward, the Committee anticipates continuing to make grants of RSUs in the second quarter of each fiscal year.

The Committee also grants performance stock awards (designated as PSUs), which are settled in Plexus stock. In fiscal 2015, annual grants of PSUs were made in January 2015, although the performance goals were set during the fiscal first quarter. The Committee anticipates continuing to make grants of PSUs on a similar schedule in the future. Vesting of the PSUs is based on the relative TSR of Plexus stock as compared to the TSR of companies in the Russell 3000 Index during a three year performance period. The awards do not vest and are forfeited if the TSR of Plexus stock is below the 25th percentile of the companies in the Russell 3000 Index. The awards vest at target if the TSR of Plexus stock is at the 50th percentile of companies in the Russell 3000 Index. For TSR performance at or above the 75th percentile of companies in the Russell 3000 Index, recipients may earn twice the number of PSUs originally granted.

As a result of the volatility of the stock market in recent years, particularly for Plexus stock, the Committee makes, and anticipates continuing to make, quarterly option grants to executive officers. This grant schedule facilitates overall compensation planning near the beginning of the fiscal year, as the total target amounts for grants for a year are set at that time; the specific dates of each grant are determined in advance. Option and SARs grants must be at the fair market value of the underlying shares when the grant is made. The fair market value may be determined as the average of the high and low trading prices on the date of grant (with specified exceptions if there are not any sales on that date) or as an average for a short period of time prior to the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

October 3, 2015

The following table sets forth information about Plexus stock and option awards held by the named executive officers that were outstanding at the end of fiscal 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Foate	76,554	--	$42.515	05/17/16
	18,750	--	30.54	11/05/17
	18,750	--	22.17	01/28/18
	18,750	--	24.21	04/28/18
	18,750	--	29.71	07/29/18
	20,500	--	20.953	05/04/19
	20,500	--	25.751	08/03/19
	20,500	--	25.335	11/02/19
	20,500	--	33.999	01/25/20
	20,500	--	38.24	04/23/20
	20,500	--	30.475	07/26/20
	20,500	--	29.798	11/01/20
	20,500	--	27.143	01/24/21
	20,500	--	36.955	04/25/21
	20,500	--	30.19	07/25/21
	20,500	--	25.92	10/31/21
	23,750	--	36.79	01/23/22
	23,750	--	31.70	04/23/22
	23,750	--	27.86	07/23/22
	23,750	--	25.965	10/29/22
	31,250	--	26.15	01/21/23
	31,250	--	25.325	04/22/23
	31,250	--	33.055	07/22/23
	15,625	15,625	40.224	10/28/23

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Foate	7,375	7,375	40.64	01/20/24
(continued)	7,375	7,375	44.477	04/22/24
	7,375	7,375	41.012	07/21/24
	--	14,750	38.02	10/27/24
	--	17,075	38.938	01/26/25
	--	17,075	44.395	04/27/25
	--	17,075	37.123	07/27/25
					50,000	(3)	$1,900,000
					31,000	(4)	1,178,000
					34,200	(5)	1,299,600
								19,000	(6)	$722,000
								18,500	(7)	703,000

Mr. Jermain	625	--	26.15	01/21/20
	625	--	25.325	04/22/20
	625	--	33.055	07/22/20
	312	313	40.224	10/28/20
	331	332	40.64	01/20/21
	331	332	44.477	04/22/21
	331	332	41.012	07/21/21
	--	663	38.02	10/27/21
	--	4,150	38.938	01/26/25
	--	4,150	44.395	04/27/25
	--	4,150	37.123	07/27/25
					1,500	(3)	57,000
					1,590	(4)	60,420
					7,000	(8)	266,000
					8,300	(5)	315,400
								4,500	(7)	171,000

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Kelsey	5,000	--	42.515	05/17/16
	3,000	--	29.71	07/29/18
	6,250	--	33.999	01/25/20
	6,250	--	38.24	04/23/20
	6,250	--	30.475	07/26/20
	6,250	--	29.798	11/01/20
	6,250	--	27.143	01/24/21
	6,250	--	36.955	04/25/21
	6,250	--	30.19	07/25/21
	7,500	--	36.79	01/23/22
	7,500	--	31.70	04/23/22
	7,500	--	27.86	07/23/22
	5,500	--	25.965	10/29/22
	10,000	--	26.15	01/21/23
	10,000	--	25.325	04/22/23
	10,000	--	33.055	07/22/23
	5,000	5,000	40.224	10/28/23
	3,375	3,375	40.64	01/20/24
	3,375	3,375	44.477	04/22/24
	3,375	3,375	41.012	07/21/24
	--	6,750	38.02	10/27/24
	--	7,050	38.938	01/26/25
	--	7,050	44.395	04/27/25
	--	7,050	37.123	07/27/25
					16,000	(3)	608,000
					14,000	(4)	532,000
					14,200	(5)	539,600
								8,000	(6)	304,000
								7,600	(7)	288,800

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Frisch	3,000	--	33.999	01/25/20
	3,000	--	38.24	04/23/20
	3,000	--	30.475	07/26/20
	3,000	--	29.798	11/01/20
	5,000	--	27.143	01/24/21
	5,000	--	36.955	04/25/21
	5,000	--	30.19	07/25/21
	5,000	--	25.92	10/31/21
	6,250	--	36.79	01/23/22
	6,250	--	31.70	04/23/22
	6,250	--	27.86	07/23/22
	6,250	--	25.965	10/29/22
	10,000	--	26.15	01/21/23
	10,000	--	25.325	04/22/23
	10,000	--	33.055	07/22/23
	5,000	5,000	40.224	10/28/23
	2,125	2,125	40.64	01/20/24
	2,125	2,125	44.477	04/22/24
	2,125	2,125	41.012	07/21/24
	--	4,250	38.02	10/27/24
	--	4,650	38.938	01/26/25
	--	4,650	44.395	04/27/25
	--	4,650	37.123	07/27/25
					16,000	(3)	608,000
					9,000	(4)	342,000
					9,300	(5)	353,400
								5,000	(6)	190,000
								5,000	(7)	190,000

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Darroch	722	--	36.79	01/23/22
	375	--	33.055	07/22/23
	375	375	40.224	10/28/23
	1,275	1,275	40.64	01/20/24
	1,275	1,275	44.477	04/22/24
	1,275	1,275	41.012	07/21/24
	--	2,550	38.02	10/27/24
	--	3,725	38.938	01/26/25
	--	3,725	44.395	04/27/25
	--	3,725	37.123	07/27/25
					1,800	(3)	68,400
					5,300	(4)	201,400
					5,000	(9)	190,000
					7,500	(6)	285,000
								3,200	(6)	121,600
								4,000	(7)	152,000

The footnotes to this table are included on the following page.

(1)	Option award granted under the 2008 Long-Term Plan or a predecessor plan. For Mr. Jermain, awards granted prior to calendar year 2015 represent SARs granted under the 2008 Long-Term Plan. All options and SARs have an exercise price equal to the fair market value of our common stock on the date of grant. Options and SARs vest in two annual installments beginning on the first anniversary of the grant date.

(2)	Based on the $38.00 per share closing price of our common stock on October 2, 2015, the last trading day of fiscal 2015.

(3)	Consists of RSUs awarded in fiscal 2013 under the 2008 Long-Term Plan. The RSUs vest on January 21, 2016, based on continued service through that date.

(4)	Consists of RSUs awarded in fiscal 2014 under the 2008 Long-Term Plan. The RSUs vest on January 20, 2017, based on continued service through that date.

(5)	Consists of RSUs awarded in fiscal 2015 under the 2008 Long-Term Plan. The RSUs vest on January 26, 2018, based on continued service through that date.

(6)	Consists of PSUs awarded in fiscal 2014 under the 2008 Long-Term Plan. The PSUs vest based on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 20, 2017. As of the end of fiscal 2015, performance for the PSUs was between the threshold and target levels; therefore, the value of the award is shown at the target achievement level, which is the reporting value required to be presented in this situation.

(7)	Consists of PSUs awarded in fiscal 2015 under the 2008 Long-Term Plan. The PSUs vest based on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 26, 2018. As of the end of fiscal 2015, performance for the PSUs was between the threshold and target levels; therefore, the value of the award is shown at the target achievement level, which is the reporting value required to be presented in this situation.

(8)	Consists of RSUs awarded in fiscal 2014 under the 2008 Long-Term Plan in connection with Mr. Jermain’s election as the Company’s Vice President and Chief Financial Officer. The RSUs vest on May 15, 2017, based on continued service through that date.

(9)	Consists of RSUs awarded in fiscal 2014 under the 2008 Long-Term Plan in connection with Mr. Darroch’s election as Senior Vice President – Global Manufacturing Solutions. The RSUs vest on June 9, 2017, based on continued service through that date.

See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

OPTION EXERCISES AND STOCK VESTED

2015

The following table sets forth information about the Plexus stock options or SARs that were exercised by the named executive officers and the RSUs that vested in fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Foate	129,446	$2,447,131	38,000	$1,494,730
Mr. Jermain	750	13,085	1,200	47,202
Mr. Kelsey	18,250	306,658	12,000	472,020
Mr. Frisch	14,000	177,829	10,000	393,350
Mr. Darroch	2,617	40,640	2,115	83,194

(1)	Based on the difference between the exercise prices and sale prices on the date of exercise for stock options. For Mr. Jermain, this amount represents the fair market value of shares of Plexus stock acquired on the exercise of stock-settled SARs determined by using the price of the Company’s common stock on the Nasdaq Global Select Market at exercise on the exercise dates.

(2)	Based on the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the vesting date, January 23, 2015.

NONQUALIFIED DEFERRED COMPENSATION

2015

Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans—the 401(k) Plan for all qualifying U.S. employees, the SERP for executive officers and certain foreign plans. Since these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.

The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 75% of their annual compensation, up to a maximum Internal Revenue Code (the “Code”) mandated limit of $18,000 ($24,000 if age 50 or older) in calendar year 2015; Plexus will match 100% of the first 4.0% of salary which an employee defers, up to $10,600 in calendar year 2015. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.

Plexus maintains the SERP as an additional deferred compensation mechanism for its executive officers; the individuals covered in fiscal 2015 include Messrs. Foate, Jermain, Kelsey, Frisch and Darroch. Mr. Darroch began participating in the SERP upon his relocation to the U.S. in fiscal 2015; he previously participated in the U.K Plan. Under the SERP, an executive may elect to defer compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The plan allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.

Personal voluntary deferrals to the SERP for fiscal 2015 by executive officers, including the named executive officers, totaled $1,302,344. The SERP also allows for discretionary Plexus contributions. As discussed in “Compensation Discussion and Analysis—Elements and Analysis of Other Compensation—Retirement Planning—Supplemental Executive Retirement Plan,” the Committee determined the current Company contribution to the SERP after reviewing a competitive analysis prepared by Towers Watson. As a result, the discretionary contribution is the greater of (a) 9% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. The Committee may also choose to make additional or special contributions from time to time; no such contributions were made in fiscal 2015 to the named executive officers.

Mr. Darroch previously participated in the U.K. Plan until his relocation to the U.S. and received a Company contribution equal to 5% of his salary in accordance with Company practice for other management employees in the U.K. As noted above, Mr. Darroch began participating in the SERP upon his relocation to the U.S.

The following table includes information regarding contributions under the SERP. For Mr. Darroch, the table includes information regarding contributions to the SERP as well as to the U.K. Plan. Since the 401(k) Plan is a tax-qualified plan generally available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, Company contributions under both are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Mr. Foate	$1,284,219	$168,665	$(17,302)	--	$4,952,213
Mr. Jermain	--	51,655	(1,711)	--	65,722
Mr. Kelsey	--	73,176	1,909	--	418,899
Mr. Frisch	--	51,806	(5,670)	--	301,549
Mr. Darroch (3)	53,720	41,749	(1,582)	--	46,132

(1)	Includes contributions by the named executive officers that are included in the “Salary” column in the “Summary Compensation Table” above, as follows: Mr. Foate—$132,500; and Mr. Darroch – $53,720. For Mr. Foate, this amount also includes $1,151,719 of incentive compensation that is included in the “Non-Equity Incentive Plan Compensation” column in “Summary Compensation Table” for fiscal 2014 and relates to the fiscal 2015 deferral of his fiscal 2014 VICP award.

(2)	Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Foate—$2,557,372; Mr. Kelsey—$202,317; and Mr. Frisch—$80,564. While Mr. Darroch has been employed by the Company since fiscal 2012, he is a named executive officer for the first time in fiscal 2015 and has not been included in the Company’s prior Summary Compensation Tables.

(3)	Mr. Darroch began participating in the SERP upon his relocation to the U.S. in fiscal 2015. Mr. Darroch’s and Plexus’ contributions to the U.K. Plan prior to his relocation are included in the “Executive Contributions in Last FY” column and the “Registrant Contributions in Last FY” column, respectively.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

This section provides information about specific agreements with our executive officers relating to employment and post-employment compensation. As discussed further below, only Mr. Foate has an employment agreement. All of our other executive officers have change in control agreements, which provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.

Mr. Foate’s Employment Agreement

Plexus does not generally have employment agreements with its executive officers. However, the Committee and the board continue to believe that is important to have an employment agreement with Mr. Foate to set forth the terms of his employment and to provide incentives for him to continue with the Company over the long term. The Company entered into its current employment agreement with Mr. Foate in 2008.

Mr. Foate’s employment agreement was for an initial term of three years and automatically extends (unless terminated) by one year every year, so that it maintains a rolling three year term. The agreement specifies when Plexus may terminate Mr. Foate for cause, as well as when Mr. Foate may leave the Company for good reason, and determines the compensation payable upon termination. The definitions of “cause” and “good reason” are substantially similar to those under the change in control agreements, as described below, although “good reason” would also include a failure of Plexus to renew the employment agreement.

If Mr. Foate is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, or the agreement is not renewed, Plexus is not required to make any further payments to Mr. Foate other than with respect to obligations accrued on the date of termination.

If Plexus terminates Mr. Foate without cause, or he resigns with good reason, Mr. Foate is entitled to receive compensation including his base salary for a three year period following his separation date and a prorated VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Foate is involuntarily terminated. In addition, Mr. Foate would also receive three annual payments following his separation date equal to the sum of one hundred percent (100%) of his annual base salary prior to his separation date and the maximum amount of Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans. Mr. Foate would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a three year period following his separation from Plexus. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code.

Change in control provisions are included in Mr. Foate’s current employment agreement and are substantially identical to those provided in the change in control agreements entered into prior to fiscal 2015, which are described below under the caption “Change in Control Agreements,” with Mr. Foate’s payment amount being three times the relevant salary plus benefits.

Under Mr. Foate’s employment agreement, Plexus is also protected from competition by Mr. Foate after the termination of his employment with Plexus. Upon termination, Mr. Foate agrees to not interfere with the relationships between the customers, suppliers or employees of Plexus for two years, and to not compete with Plexus over the same period in geographical locations proximate to Plexus’ operations. Further, Mr. Foate has agreed to related confidentiality requirements after the termination of his employment.

Mr. Foate would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.

Mr. Foate’s equity awards would be treated in accordance with the terms of the 2008 Long-Term Plan and predecessor plans; see “Treatment of Equity Awards” below for more information.

Change in Control Agreements

Plexus has change in control agreements with Messrs. Jermain, Kelsey, Frisch and Darroch, its other executive officers (with the exception of Mr. Foate, as described above) and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced, their benefits must be commensurate with those of similarly situated executives of the acquiring firm and their location of employment must not be changed significantly as a result of the change in control.

Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or if an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted cash incentive payment, and to continue retirement payments and certain other benefits. The change in control agreements designate three times salary plus benefits for each of Messrs. Jermain, Kelsey, Frisch and Darroch. The agreements for Messrs. Kelsey and Frisch further provide for the payment of additional amounts that may be necessary to “gross up” the amounts due to such executive officer in the event of the imposition of an excise tax upon the payments. Excise tax gross-up provisions have been eliminated from all new change in control agreements. As a result, the agreements for Messrs. Jermain and Darroch provide that a cap may apply if the total potential payments would be subject to any excise taxes imposed by Section 4999 of the Code because such potential payments would exceed three times base compensation determined under that section. In that case, total potential payments would be capped just below the excise tax threshold if the net uncapped amount that otherwise would have been retained by the executive officer (after such individual would pay the excise tax) would be less than the capped amount (with no imposed excise tax).

The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, provides an appropriate balancing of the interests of the Company, its shareholders and its executives.

Under our change in control agreements:

•	A termination for “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•	After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement or requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•	A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

Treatment of Equity Awards

Under the 2008 Long-Term Plan and predecessor plans, participants (or their representatives) have a period of time in which they may exercise vested awards after death, disability, retirement or other termination of employment, except in the case of termination with cause. Options and SARs do not continue to vest after termination except for full vesting upon a change in control or, when provided in the related award agreements, upon death or disability. RSUs that have yet to vest are generally forfeited on termination of employment, but immediately vest upon a change in control. PSUs that have yet to vest are also generally forfeited on a termination of employment, but are prorated following the conclusion of the performance period on death or retirement prior to the end of such period; on a change in control, the performance period is deemed over and any PSUs earned based on performance during such period vest at that time. See “Outstanding Equity Awards at Fiscal Year End” above for information as to the named executive officer’s outstanding equity awards at October 3, 2015.

Severance

Plexus does not have employment agreements with its executive officers other than Mr. Foate. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.

Potential Benefits Table

The following table provides information as to the amounts which will be payable (a) to Mr. Foate under his employment agreement if he is terminated by Plexus for cause or without cause, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of October 3, 2015, the last day of our previous fiscal year. The table includes only benefits that would result from death or permanent disability, a termination or a change in control, not vested benefits that are payable irrespective of the reason for termination.

Executive Officer; Context of Termination	Cash Payments (1)	Early Vesting of Stock Options and SARs (2)	Early Vesting of RSUs (3)	Early Vesting of PSUs (4)	Additional Retirement Benefits (5)	Other Benefits (6)	Tax Gross-up (7)	Total
Mr. Foate – Termination by Plexus for Cause	--	--	--	--	--	--	--	--
Mr. Foate – Death or Disability	--(8)	$14,975	$4,377,600	$569,445	--	--	--	$4,962,020
Mr. Foate – Termination by Plexus without Cause	$6,480,000	--	--	--	$537,794	$387,571	--	$7,405,365
Mr. Foate – Change in Control	5,940,000	14,975	4,377,600	1,425,000	537,794	350,502	--	12,645,871

Executive Officer; Context of Termination	Cash Payments (1)	Early Vesting of Stock Options and SARs (2)	Early Vesting of RSUs (3)	Early Vesting of PSUs (4)	Additional Retirement Benefits (5)	Other Benefits (6)	Tax Gross-up (7)	Total
Mr. Jermain – Death or Disability	--(8)	3,640	698,820	39,005	--	--	--	741,465
Mr. Jermain – Change in Control	1,753,125	3,640	698,820	171,000	188,271	269,808	--	3,084,664
Mr. Kelsey – Death or Disability	--(8)	6,183	1,679,600	238,124	--	--	--	1,923,907
Mr. Kelsey – Change in Control	2,808,000	6,183	1,679,600	592,800	251,329	271,449	$1,873,035	7,482,396
Mr. Frisch – Death or Disability	--(8)	4,078	1,303,400	150,995	--	--	--	1,458,473
Mr. Frisch – Change in Control	2,100,000	4,078	1,303,400	380,000	187,219	240,052	1,346,337	5,561,086
Mr. Darroch – Death or Disability	--(8)	3,267	744,800	103,571	--	--	--	851,638
Mr. Darroch – Change in Control	1,498,500	3,267	744,800	273,600	148,300	161,286	--	2,829,753

(1)	This amount represents payments relating to the executives’ base salary and VICP cash incentive awards to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2015 and the target VICP cash incentive payment for fiscal 2015. Under the change in control agreements and Mr. Foate’s employment agreement, this payment equals three years salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination.

As described above, Mr. Foate’s employment agreement provides that for a termination without cause he would receive base salary for a three year period following his separation date and a prorated VICP cash incentive award keyed to the actual attainment of performance targets for the year of an involuntary termination. In addition, Mr. Foate would also receive three annual payments following his separation date equal to his annual base salary prior to his separation date.

(2)	All outstanding unvested stock options and SARs would become vested upon a change in control, as well as upon death or disability. Certain outstanding unvested stock options and SARs had no immediately realizable value because the respective exercise prices were higher than $38.00, the closing price of Plexus’ common stock on October 2, 2015, the last trading day of fiscal 2015. See “Outstanding Equity Awards at Fiscal Year End” for further information regarding all stock options and SARs owned by the named executive officers, including those that have already fully vested.

(3)	All outstanding RSUs would become vested upon a change in control. The amount shown represents the value of the unvested RSUs based on Plexus’ closing stock price of $38.00 per share on October 2, 2015, the last trading date of fiscal 2015.

(4)	The performance period for outstanding PSUs would be deemed to end upon a change in control and vesting would be determined at that time. The relative TSR performance of Plexus stock through the end of fiscal 2015 was between the threshold and target levels for both the PSUs granted in fiscal 2014 and in fiscal 2015. Therefore, the amounts reported represent a payout at the target achievement levels for these awards based on Plexus’ closing stock price of $38.00 per share on October 2, 2015, the last trading day of fiscal 2015. Payments would be prorated due to death or disability.

(5)	Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

(6)	These amounts include continuing payments of health and welfare benefits, accrued vacation, executive reimbursement plan expenses, company car and other benefits for three years, as provided in the agreements.

(7)	In the event of a change in control of Plexus, the change in control agreements with our executive officers (other than Messrs. Jermain and Darroch), and Mr. Foate’s employment agreement, provide that we will pay an additional benefit to reimburse the “golden parachute” excise taxes that they would owe pursuant to Section 280G of the Code. This column provides an estimate of these payments, reflecting each executive’s base compensation under Section 280G. Based on Mr. Foate’s average annual compensation and the manner in which Section 280G operates, he would not have been deemed to receive such payments had there been a change in control on October 3, 2015, but could be eligible to receive these payments in future years.

The change in control agreements for Messrs. Jermain and Darroch do not provide for a tax gross up; however, they do provide for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences.

(8)	Excludes life or disability insurance payments from third party insurers.

COMPENSATION AND RISK

During fiscal 2015, the Company reviewed its compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors, and a risk rating was assigned to each factor. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, discretion to modify awards, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the balance between performance rewarded and the sustainability of that performance, the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, the value of severance packages, the degree to which pay programs (including retirement benefits) and/or grants may be considered disproportionate, and the interaction of compensation plans with the Company’s financial performance and strategy. The Compensation and Leadership Development Committee reviewed management’s evaluation process as well as its results, and determined that both the process and conclusions reached were reasonable.

Based on this review, the Company has concluded that its compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

APPROVAL OF THE PLEXUS CORP. 2016 OMNIBUS INCENTIVE PLAN

General

At the annual meeting, shareholders will be asked to approve the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan,” or in this section, the “Plan”). The 2016 Plan was adopted by the Plexus board on November 18, 2015, subject to shareholder approval at the annual meeting. The description of the 2016 Plan in this section is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix A.

The 2016 Plan is intended to constitute a stock and cash-based incentive plan, and includes provisions by which Plexus may grant executive officers, employees and directors stock options, stock appreciation rights (“SARs”), restricted stock, which may be designated as restricted stock shares or restricted stock units (“RSUs”), performance stock awards, which may be settled in cash or stock and designated as performance stock shares or performance stock units (“PSUs”), other stock awards and cash incentive awards. Awards have not been, nor will they be, granted under the 2016 Plan prior to shareholder approval of the Plan. See “Executive Compensation” above for information on awards previously made to executive officers and “Corporate Governance—Directors’ Compensation” for information on awards previously to directors under the 2008 Long-Term Plan.

The board believes that adoption of the 2016 Plan is desirable because it will promote the interests of Plexus and its shareholders by continuing and strengthening the Company’s ability to attract and retain executive officers, employees and directors and by encouraging such individuals to maintain a personal interest in Plexus’ continued success and progress, as well as by providing a means of linking personal compensation to creation of value for Plexus’ shareholders. The 2016 Plan also provides the ability to couple awards with specific performance goals.

The 2016 Plan is intended to continue and extend the incentives that have been provided under the 2008 Long-Term Plan and its predecessors. As of December 1, 2015, 1,653,813 shares were available for future grants under the 2008 Long-Term Plan. If the 2016 Plan is approved by shareholders, the 2008 Long-Term Plan will no longer be used for future grants. Awards previously granted under the 2008 Long-Term Plan and its predecessor, the 2005 Equity Incentive Plan, will remain in effect until exercise, vesting, forfeiture or expiration, and will be administered in accordance with their terms. See “Equity Compensation Plan Information” below for a summary of shares subject to awards granted under Plexus’ existing plans, as well as shares available under the Company’s existing plans, at October 3, 2015.

In response to current market compensation trends, the board of directors determined it was in the best interests of Plexus to create a new incentive plan. The 2016 Plan will continue to provide a means to compensate Plexus executive officers, employees and directors in a way that is performance-driven because the value of many of the awards will depend on performance—either of our stock or our corporate performance. Also, the use of Plexus stock helps us to further align the interests of our executive officers, employees and directors with those of our shareholders. Structuring the Plan in this way may also have tax benefits to Plexus; see “Tax Consequences” below.

We are requesting shareholder approval of the 2016 Plan so that certain benefits under the Plan can qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”) and not adversely affect Plexus’ tax deduction. Section 162(m) generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance based” to $1.0 million per executive officer. “Performance-based” compensation meeting certain requirements is not counted against the $1.0 million limit and remains fully deductible for tax purposes. Section 162(m) in part requires shareholder approval of a compensation plan once every five years. Shareholder approval of the business performance criteria included in the 2016 Plan and the maximum amounts that may be awarded under the Plan, even without shareholder approval of specific targeted levels of performance, will qualify the incentive awards granted under the 2016 Plan as performance-based compensation and is expected to allow full tax deductibility of any performance-based awards under the Plan for the next five years.

If shareholders do not approve the 2016 Plan, we will be unable to issue equity awards to our executive officers, employees and directors once the remaining share reserve is exhausted under the 2008 Long-Term Plan.

The Plexus board of directors has adopted the 2016 Plan as in the best interests of Plexus and its shareholders. The board unanimously recommends that shareholders vote FOR approval of the 2016 Plan.

Overview of the 2016 Plan

The 2016 Plan provides for the grant of:

•	stock options, consisting of incentive stock options (“ISOs”), intended to qualify within the meaning of Section 422 of the Code, and non-qualified stock options (“NSOs”) that do not meet the requirements of Section 422 of the Code;

•	SARs, which may be settled in cash or in Plexus stock;

•	restricted stock, including shares of restricted stock and RSUs;

•	performance stock, including shares of performance stock and PSUs, which is conditioned upon the satisfaction of preestablished performance goals;

•	other stock awards; and

•	cash incentive awards.

In this section of the proxy statement, we refer to ISOs and NSOs as “options”, and options, SARs, restricted stock, performance stock, other stock awards and cash incentive awards collectively as “awards.”

The maximum number of shares of Plexus common stock that may be issued pursuant to awards granted under the 2016 Plan is 3,200,000 shares. Shares may be original issue shares, treasury shares held by Plexus (including shares that have been repurchased by Plexus or an independent agent in the open market to be used for awards), or from a combination of any of the foregoing. Additionally, if any award granted under the 2016 Plan is canceled, terminates, expires or lapses for any reason without the issuance of shares or the payment of cash, any shares subject to the award will be available for the grant of other awards under the 2016 Plan. The number of shares reserved for issuance will be reduced by the number of shares delivered to or withheld by the Company to pay the exercise price of stock options or SARs, as well as to pay the withholding taxes related to awards. If a SAR is exercised, the number of shares subject to the SAR (as opposed to the number of shares issues upon exercise) is counted against the share limit. The 2016 Plan has a term of 10 years.

The 2016 Plan will be administered by the Compensation and Leadership Development Committee (in this section, the “Committee”). The Committee, in its discretion, will designate the persons to whom awards will be made, grant the awards in the form and amount as it determines and impose such limitations, restrictions and conditions upon any such award as it deems appropriate. The Committee may delegate certain of these decisions relating to awards to other Plexus officers, employees or directors. However, the Committee itself will make these decisions related to any awards made to executive officers, and the full board of directors will make these decisions with respect to any awards made to directors. We refer to the Committee, its designees and the board acting in these capacities as the “Administrators.”

Officers, salaried exempt employees and directors of Plexus and its subsidiaries will be eligible to receive awards under the 2016 Plan. Plexus estimates that the number of persons who will be eligible to participate in the 2016 Long-Term Plan is in the range of 1,250 to 1,750, including each of its executive officers and directors. Under the Plan, no officer or employee may receive awards for more than 1,000,000 shares in any calendar year and no non-employee director may receive awards in a calendar year with a value exceeding $300,000 (with such value computed as of the date of grant in accordance with applicable financial accounting rules).

Except in connection with a corporate transaction involving Plexus (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization (other than a reorganization under bankruptcy or insolvency laws), merger, consolidation, split-up, spin-off, combination, or exchange of shares) the Administrators do not have the authority to “reprice” awards or to cancel outstanding awards in exchange for cash or other awards with an exercise price that is less than the exercise price of the original awards; such a repricing or exchange would require shareholder approval.

The exercise price of options and SARs granted under the 2016 Plan may not be less than 100% of the fair market value of the shares on the date the option is granted. The Plan defines fair market value as the opening, closing, actual, high, low or average selling prices of Plexus common stock on the date of grant, the preceding trading day, the next succeeding trading day or for an average of trading days, as determined by the Administrators. Notwithstanding the foregoing, the Committee is only permitted to base the determination of fair market value on an average of trading days if the requirements for the use of such methodology prescribed by applicable guidance under Section 409A of the Code are satisfied.

The vesting schedule for awards will be determined in connection with their grant. However, the Plan provides that the minimum vesting period for options, SARs, restricted stock and performance stock must be at least one year, provided that the Administrators may provide for accelerated vesting upon a participant’s death, disability or retirement from the Company, or in the event of hardship or other special circumstances. Unless a particular award provides otherwise, options and SARs will have maximum exercise terms of 10 and seven years, respectively, from the date of grant.

No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly shares representing, more than 10% of the total combined voting power of Plexus, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years.

Awards of SARs may be made alone or together with other awards under the 2016 Plan. The Administrators will determine the terms of any SAR grants.

Any option or SAR granted generally will be non-transferable by the grantee other than by will or the laws of descent, and will be exercisable during the grantee’s lifetime solely by the grantee or the grantee’s duly appointed guardian or personal representative. However, the Administrators may permit a grantee to transfer a NSO or a SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Administrators.

The Committee may grant restricted stock (including RSUs) to officers, employees and directors of the Company and any of its subsidiaries. The Administrators will determine the eligible persons to whom and the times at which restricted stock will be granted, whether such grants will consist of restricted stock shares or RSUs, the number of shares subject to the award, the time or times within which such awards may be subject to forfeiture and any other terms and conditions of the awards. Grants of restricted stock may be conditioned upon the attainment of specified Performance Goals, which are discussed below and described in the Plan, or other criteria determined by the Administrators, and the provisions of restricted stock awards or RSUs do not need to be the same with respect to each recipient. Grants of restricted stock must have a minimum vesting period of at least one year, but may provide for accelerated vesting upon a participant’s death, disability or retirement from the Company.

Each grant of restricted stock will be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the award. Until the applicable restrictions lapse or the conditions are satisfied, the individual will not be permitted to sell, assign, transfer, pledge or otherwise encumber the award. Unless otherwise provided in the applicable agreement, upon termination of the individual’s service for any reason, the portion of the award still subject to restriction will be forfeited. If and when the applicable restrictions lapse, unrestricted shares will be issued to the individual.

The Committee may grant performance stock (including PSUs) to officers, employees and directors of the Company and any of its subsidiaries. It is anticipated that performance stock will be subject to both a performance condition and a condition related to the individual’s continued employment or service. The Administrators will determine the eligible participants to whom and the times at which performance stock awards will be made, whether such grants will consist of shares of performance stock or PSUs, the number of shares subject to the award, the time within which such awards will be subject to forfeiture and any other terms and conditions of the awards. Performance stock will be conditioned upon the attainment of one or more preestablished, objective corporate Performance Goals (as defined below) that apply to the individual, a business unit, or Plexus as a whole.

Each grant of performance stock may also be conditioned upon such other conditions, restrictions and contingencies as the Administrators may determine, including the individual’s continued employment or service. Grants of performance stock must have a minimum vesting period of at least one year, but may provide for accelerated vesting upon a participant’s death, disability or retirement from the Company. The provisions of performance stock grants need not be the same with respect to each recipient. Until all conditions for an award have been satisfied, the individual is not be permitted to sell, assign, transfer, pledge or otherwise encumber the award. Any portion of an award still subject to restriction upon termination of an individual for any reason must be forfeited. If and when the applicable restrictions lapse, unrestricted shares will be issued to the individual.

The Administrators may also grant other stock awards under the 2016 Plan to participants, provided that no more than 5% of the shares available for issuance pursuant to awards under the Plan be granted as unrestricted shares of the Company’s common stock. The Administrators will determine the eligible participants to whom and the times at which other stock awards will be made, the number of shares subject to the award and any other terms and conditions of the other stock awards.

Cash incentive awards may be issued either alone or in addition to other awards granted under the 2016 Plan. The Administrators will determine the officer and employees to whom and the times at which cash incentive awards will be granted, and the conditions upon which the awards will be paid. The maximum cash incentive award payable to an employee in any fiscal year will not exceed $4,000,000. Cash incentive awards under the Plan will be paid solely on account of the attainment of one or more preestablished, objective Performance Goals that apply to the individual, a business unit, or Plexus as a whole. The Plan does not limit the authority of the Company, the board or the Committee to award other bonuses or compensation to any person.

As noted above, the Administrators may grant awards under the 2016 Plan subject to specified performance goals that are based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction or with specified adjustments (the “Performance Goals”): income (pre-tax or after-tax and with adjustments as stipulated), earnings per share (basic and diluted), return on equity, return on capital employed (“ROCE”), revenue, sales, gross profit, gross profit margin, operating profit, operating profit margin return on assets, return on tangible book value, return on sales, earnings before or after taxes including earnings before interest, taxes, depreciation and/or amortization (“EBIDTA”), expense ratio, increase in stock price, return on invested capital (“ROIC”), total shareholder return, shareholder value added (or a derivative thereof), free cash flow, operating cash flow, working capital, cash cycle days, expenses, cost reduction, market share, level or amount of acquisitions, debt reduction, on-time to commit, on-time to request, manufacturing process yield, quality yield, economic profit or return, operating margin, objective measures of productivity or operating efficiency, new business wins, net promoter score and customer satisfaction.

The Performance Goals may be based solely by reference to the performance of Plexus or the performance of an affiliate, division, business segment or business unit or subsidiary of Plexus, or based upon the relative performance of other companies or upon comparison of any of the indicators of performance relative to other companies. In measuring the degree of attainment of a Performance Goal, the Administrators may exclude extraordinary charges, including those related restructurings, discontinued operations, mergers, acquisitions and items that are unusual in nature or occur infrequently, subject to its use of appropriate discretion or as provided in an award agreement.

It is intended that any Performance Goal will be in a form that relates the award to an increase in the value of Plexus to its shareholders. Performance Goals will be established in writing by the Administrators not later than 90 days after the commencement of the period of service to which the Performance Goal relates. The preestablished Performance Goals must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained. If Performance Goals established by the Administrators are not met, the related award will be forfeited.

In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Plexus is the surviving entity, combination or exchange of shares, or other capital change affecting Plexus common stock, appropriate changes in the number and kind of shares available for grant under the 2016 Plan and in the number, price and kind of shares covered by other outstanding awards shall be made. In the case of an acquisition of Plexus, the related agreement may provide for conversion of options in an equitable manner comparable to the consideration received by shareholders and may permit Plexus to cash out any options upon a change in control. The 2016 Plan provides that all options, restricted stock (not subject to Performance Goals) and SARs will become fully vested upon a change in control of Plexus. If an award is subject to one or more Performance Goals, the performance period will be deemed to have concluded as of the date of the change of control and vesting will be determined at that time.

Payment for shares acquired through the exercise of options issued under the 2016 Plan may be made either in cash or in shares of Plexus common stock, including shares beneficially owned by the participant or through the surrender of shares to be otherwise received upon the exercise of the related option, valued at their fair market value as of the exercise date, or in a combination thereof.

Each award under the 2016 Plan will be evidenced by an agreement containing such terms and conditions as the Administrators may establish from time to time.

On December 1, 2015, the closing price of Plexus common stock Nasdaq Global Select Market was $37.78 per share.

The number of awards that will be granted under the 2016 Plan in the future to any single key employee or group of key employees is not determinable at this time. However, the table below reflects the fiscal 2015 grants of awards pursuant to the 2008 Long-Term Plan to the individuals named in the “Summary Compensation Table” above, to all current executive officers as a group, to all other employees as a group, and to all non-employee directors. These awards are not subject to shareholder approval.

NEW PLAN BENEFITS

2008 Long-Term Incentive Plan

Name and Position	Dollar Value ($) (1)	Number of Units (2)	Options
Dean A. Foate Chairman, President and Chief Executive Officer	$5,056,031	52,700	65,975
Patrick J. Jermain Senior Vice President and Chief Financial Officer	1,238,658	13,463	12,450
Todd P. Kelsey Executive Vice President and Chief Operating Officer	2,027,465	21,800	27,900
Steven J. Frisch Executive Vice President and Chief Customer Officer	1,368,155	14,300	18,200
Ronnie Darroch Senior Vice President – Global Manufacturing Solutions	1,104,259	11,500	13,725
All current executive officers as a group	13,609,185	140,863	173,775
All other employees as a group (3)	6,984,972	181,055	25,179
All non-employee directors as a group	960,040	24,656	--

(1)	In addition to the dollar value of fiscal 2015 grants of options, stock-settled SARs, RSUs and PSUs pursuant to the 2008 Long-Term Plan, the totals for Messrs. Foate, Jermain, Kelsey, Frisch, Lim and Darroch, as well as all executive officers as a group, reflect the dollar value of compensation earned in fiscal 2015 under the VICP, which will be paid in fiscal 2016 and is reported in “Summary Compensation Table” above. Award levels for fiscal 2016 have not yet been set.

(2)	Includes RSUs and PSUs (at the target payout). The totals for Mr. Jermain and “All other employees as a group” also include stock-settled SARs.

(3)	Excludes executive officers.

Equity Compensation Plan Information

The following table chart gives aggregate information regarding grants under all Plexus equity compensation plans through October 3, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by securityholders	2,711,507	$33.27	1,655,404

Equity compensation plans not approved by securityholders	--	n/a	--

Total	2,711,507	$33.27	1,655,404

(1)	Represents options, stock-settled SARs, PSUs and RSUs granted under the 2008 Long-Term Plan and its predecessor, the 2005 Equity Incentive Plan, all of which were approved by shareholders. No further awards may be made under the 2005 Equity Incentive Plan, and, if the 2016 Plan is approved by shareholders at the annual meeting, no further awards will be made under the 2008 Long-Term Plan.

(2)	The weighted average exercise prices exclude PSUs and RSUs.

Tax Consequences

Plexus is requesting shareholder approval of the 2016 Plan so that certain awards under the 2016 Plan can qualify as performance-based compensation under Section 162(m) of the Code and not adversely affect Plexus’ tax deduction. Section 162(m) generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance-based” to $1.0 million per executive officer. “Performance-based” compensation meeting certain requirements is not counted against the $1.0 million limit and remains fully deductible for tax purposes. These requirements include the obligation that the compensation be paid solely on account of the attainment of one or more preestablished, objective performance goals. Shareholder approval of the general business criteria of the 2016 Plan and the maximum amounts that may be awarded under the Plan, even without shareholder approval of specific targeted levels of performance, will permit qualifying awards under the Plan to qualify as performance-based compensation and is expected to allow full tax deductibility of any performance-based awards under the Plan for the next five years.

The following is a brief summary of the other principal federal income tax consequences of awards made under the 2016 Plan based upon the applicable provisions of the Code in effect on the date hereof.

Incentive Stock Options

An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon the exercise of an ISO if the shares acquired upon the exercise of an ISO are held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

Ordinarily, Plexus will not be allowed any business expense deduction with respect to stock issued upon the exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules noted above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. Plexus will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.

Non-Qualified Stock Options

An optionee will not recognize taxable income at the time an NSO is granted. Upon the exercise of an NSO, an optionee will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amount of such difference will be a deductible expense to Plexus for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will generally be the amount paid for the shares plus the amount treated as taxable income at the time the shares were acquired pursuant to the exercise of the option.

Stock Appreciation Rights.

A participant receiving a SAR will not recognize taxable income at the time a SAR is granted. An award holder will recognize ordinary income upon exercise of a SAR in an amount determined by multiplying (1) the excess of the fair market value of a share of Plexus stock on the SAR exercise date over the fair market value of a share of stock on the SAR grant date, by (2) the number of SARs exercised. Plexus will be entitled to a tax deduction in the same amount.

Restricted Stock Shares and Performance Stock Shares

A grantee receiving restricted stock shares or performance stock shares will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Plexus will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant, to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. Plexus will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

RSUs and PSUs

The grant of RSUs or PSUs will not create any income tax consequences for Plexus or the recipient. Assuming the specified vesting or performance conditions are achieved, the recipient will recognize ordinary income equal to the fair market value of the shares received. Plexus will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the recipient, subject to the application of Section 162(m) of the Code. Under certain circumstances involving a change in control, Plexus may not be entitled to a deduction with respect to performance stock shares or PSUs granted to certain of its executive officers. Upon the recipient’s subsequent disposition of the shares, the recipient will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the recipient received the shares).

Other Stock Awards

A grantee receiving an other stock award will generally recognize ordinary income in an amount equal to the fair market value of Plexus stock at the time the stock is granted, unless the award is subject to restrictions. If applicable, while the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Plexus will be allowed a deduction for that amount. Plexus will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

Cash Incentive Awards

An employee who is paid a cash bonus award will recognize ordinary income equal to the amount of cash paid. Plexus will be entitled to a deduction in the same amount and at the same time as income is recognized by the employee, subject to the application of Section 162(m) of the Code.

Withholding

Plexus has the right to deduct or withhold, or require a grantee to remit to Plexus, an amount sufficient to satisfy federal, state, and local taxes (including the grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of the 2016 Plan. With respect to withholding required upon the exercise or vesting of equity awards, executive officers may elect, subject to the approval of the Administrators, to satisfy the withholding requirement, in whole or in part, by having Plexus withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction or by using cash.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), publicly-traded companies like Plexus are required to hold an advisory vote of their shareholders at least once every three years to approve the compensation of named executive officers, as disclosed in the company’s proxy statement pursuant to Item 402 of the SEC’s Regulation S-K; Plexus discloses those items in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Plexus currently holds these votes annually.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to attract, motivate and retain the talent needed to lead a complex global organization, to drive global financial and operational success, to create an ownership mindset and to appropriately balance Company performance and individual contributions towards the achievement of success. A meaningful portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s executive officers as described in this proxy statement.

CERTAIN TRANSACTIONS

Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role, but little, if any, stake in a particular transaction. Although these transactions are not prohibited, any such transaction involving an executive officer, director or related party must be approved by either a disinterested majority of the board of directors or by the Audit Committee.

Please see “Corporate Governance–Director Independence” for a discussion of certain transactions and relationships that the board considered when determining the independence of Plexus’ directors. There were no other transactions in an amount or of a nature that were reportable under applicable SEC rules in fiscal 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of, and fees paid to, the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties that may involve a potential conflict of interest. No member of the Audit Committee is employed by, or has any other material relationship with, Plexus. The members are all “independent directors” as defined in Rule 5605(a)(2) of the listing standards applicable to the Nasdaq Global Select Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.

In connection with its function to oversee and monitor the financial reporting process of Plexus, and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended October 3, 2015, with Plexus management;

•	discussed with PricewaterhouseCoopers LLP, Plexus’ independent auditors, those matters which are required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, “Communications with Audit Committees”; and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended October 3, 2015. The Audit Committee further confirmed the independence of PricewaterhouseCoopers LLP.

Members of the Audit Committee:	Peter Kelly, Chair
Stephen P. Cortinovis
Rainer Jueckstock
Mary A. Winston

AUDITORS

Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2015 and 2014 were as follows:

	2015	2014
Audit fees:	$1,320,405	$1,280,350
Audit-related fees:	--	--
Tax fees:	32,014	71,500
All other fees:	--	28,400

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual audit and quarterly professional reviews; audit fees also included substantial work related to the certification of Plexus’ internal controls as required by the Sarbanes-Oxley Act. Tax services consisted primarily of tax compliance and other tax advice regarding special Plexus projects. All other fees in fiscal 2014 consisted of fees associated with workshops regarding the utilization of automated configurations within accounting systems. The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.

The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chairman on behalf of the Audit Committee. There were no services in fiscal 2015 or 2014 that were not approved in advance by the Audit Committee under this policy.

*   *   *   *   *

By order of the Board of Directors

Angelo M. Ninivaggi

Senior Vice President, Chief Administrative Officer,

General Counsel and Secretary

Neenah, Wisconsin

December 14, 2015

A copy (without exhibits) of Plexus’ annual report to the SEC on Form 10-K for the fiscal year ended October 3, 2015, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 10, 2015, on the written request of that person directed to: Susan Hanson, Director - Corporate Communications and Brand Management, Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also page 1 of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com under the link titled “Investor Relations,” then “SEC Filings.”

To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on page 1 of this proxy statement. You may also contact Ms. Hanson at that address or at 1-920-969-6000 if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

Appendix A

PLEXUS CORP.

2016 OMNIBUS INCENTIVE PLAN

1.	Introduction.

(a)	Purposes. The purposes of the 2016 Omnibus Incentive Plan are to provide a means to attract and retain talented personnel and to provide to participating directors, officers and other key employees long-term incentives for high levels of performance and for successful efforts to improve the financial performance of the corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp., the grant of Stock Appreciation Rights, the grant of Restricted Stock Awards, the grant of Performance Stock Awards, the grant of Other Stock Awards and the grant of Cash Incentive Awards, as described below.

(b)	Effect on Prior Plans. If the 2016 Omnibus Incentive Plan is approved by shareholders, no further awards will be granted under the Plexus 2008 Long-Term Incentive Plan (the “2008 Plan”). Awards granted previously under the 2008 Plan and its predecessors will remain in effect until they have been exercised or have expired and shall be administered in accordance with their terms and the relevant plan.

2.	Definitions.

(a)	“1934 Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(b)	“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Stock Award, Other Stock Award or Cash Incentive Award, as appropriate.

(c)	“Award Agreement” means the agreement between the Corporation and the Grantee specifying the terms and conditions as described thereunder. The Corporation may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Grantee.

(d)	“Board” means the Board of Directors of Plexus Corp.

(e)	“Cash Incentive Award” means a cash incentive award under Article 9 of the Plan.

(f)	“Cause” means a violation of the Corporation’s Code of Conduct and Business Ethics, or substantial and continued failure of the employee to perform, which results in, or was intended to result in (i) demonstrable injury to the Corporation, monetary or otherwise or (ii) gain to, or enrichment of, the Grantee at the Corporation’s expense.

(g)

“Change in Control” means an event which shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. For purposes of the preceding sentence, “person, entity or group” shall not include (i) any employee benefit plan of the

Corporation, or (ii) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of shares of Common Stock and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

(h)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(i)	“Committee” means the committee described in Article 4 or the person or persons to whom the committee has delegated its power and responsibilities under Article 4.

(j)	“Common Stock” or “Stock” means the common stock of the Corporation having a par value of $.01 per share.

(k)	“Corporation” means Plexus Corp., a Wisconsin corporation.

(l)	“Disabled” means a permanent and total disability as described in Code Section 22(e)(3).

(m)	“Fair Market Value” means, as applied to a specific date, the price of a share of Common Stock that is based on the opening, closing, actual, high, low or average selling prices of a share reported on any established stock exchange or national market system including without limitation the Nasdaq Stock Market and the New York Stock Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to (i) the reported closing price of such Stock on the Nasdaq Stock Market, the New York Stock Exchange or such other established stock exchange on such date, or if no sale of such Stock shall have been made on that date, on the preceding date on which there was such a sale, (ii) if such Stock is not then listed on an exchange, the last trade price per share for such Stock in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such Stock is not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee; provided that for purposes of a Stock Appreciation Right exercise, the actual trading price of the Stock at the time of SAR exercise shall be used to determine “Fair Market Value” on the exercise date.

(n)	“Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

(o)	“Grantee” means an individual who has been granted an Award.

(p)	“Incentive Stock Option” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

(q)	“Non-Qualified Stock Option” means an option other than an Incentive Stock Option.

(r)	“Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

(s)	“Other Stock Award” means an Award described in Article 8.

(t)

“Performance Goal” means a performance goal established by the Committee prior to the grant of any Award that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction or with specified adjustments: income (pre-tax or after-tax and with adjustments as stipulated), earnings per share (basic and diluted), return on equity, return on capital employed (ROCE), revenue, sales, gross profit, gross profit margin, operating profit, operating profit margin return on assets, return on tangible book value, return on sales, earnings before or after taxes including earnings before interest, taxes, depreciation and/or amortization (EBIDTA), expense ratio, increase in stock price, return on invested capital (ROIC), total shareholder return, shareholder value added (or a derivative thereof), free cash flow, operating cash flow, working capital, cash cycle days, expenses, cost reduction, market share, level or amount of acquisitions, debt reduction, on-time to commit, on-time to request, manufacturing process yield, quality yield, economic profit or return, operating margin, objective measures of productivity or operating efficiency, new business wins, net promoter score and customer satisfaction. Such performance goals may be based solely by reference to the Corporation’s performance or the performance of an affiliate, division, business segment or business unit of the Corporation or any of its subsidiaries, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. In measuring the degree of attainment of a Performance Goal, Extraordinary Charges may be disregarded as determined by the Committee in its discretion or as provided in an Award Agreement. “Extraordinary Charges” means charges caused by any one of the following events creating negative adjustments to the attainment of a performance metric: (i) restructurings, discontinued operations, impairment of goodwill or long-lived assets, follow-on stock offerings, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, (iii) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, (iv) changes in tax regulations or laws, or (v) the effect of a merger or acquisition.

(u)	“Performance Stock Award” means an Award under Article 7 of the Plan that is conditioned upon the satisfaction of pre-established Performance Goals. Performance Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Performance Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Performance Stock Units”).

(v)	“Plan” means the Plexus Corp. 2016 Omnibus Incentive Plan as set forth herein, as it may be amended from time to time.

(w)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such regulation.

(x)	“Restricted Stock Award” means shares or units of Common Stock which are subject to restrictions established by the Committee. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”).

(y)	“Retirement” means separation from the Company on or after age 55 and after employment by the Company for at least five (5) consecutive years immediately prior to separation, unless otherwise stated in the individual award agreement.

(z)	“Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the Fair Market Value of one share of Common Stock on the Grant Date (the “exercise price”). An SAR settled in cash may be referred to as a “Cash Settled Stock Appreciation Right” and an SAR settled in Stock may be referred to as a “Stock Settled Stock Appreciation Right.”

3.	Shares Subject to Award.

Subject to adjustment as provided in Section 10(b) hereunder, the number of shares of Common Stock of the Corporation that may be issued under the Plan shall not exceed three million two hundred thousand (3,200,000) shares (the “Share Limit”), all of which may be issued in the form of Incentive Stock Options. No Grantee who is a non-employee director may receive Awards in a calendar year that exceed $300,000 in value (such value computed as of the date of grant in accordance with applicable financial accounting rules) and no Grantee who is an employee may receive Awards for more than 1,000,000 shares in any calendar year. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Corporation, from shares purchased by the Corporation or an independent agent in the open market for such purpose, or from any combination of the foregoing. The Share Limit shall be subject to the following rules and adjustments:

(a)	If an Award granted under the Plan lapses, expires, terminates or is cancelled without the issuance of shares or payment of cash under the Award, then the shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

(b)	If shares are issued under any Award and the Corporation subsequently reacquires them because the Award has expired, is canceled, forfeited or otherwise terminated, then the shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

(c)	Shares subject to an Award shall not again be made available for issuance under the Plan if such shares are delivered to or withheld by the Corporation to pay the exercise price of an Option, or delivered to or withheld by the Corporation to pay the withholding taxes related to an Award.

4.	Administration of the Plan.

For purposes of the power to grant Awards to directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by the Compensation and Leadership Development Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, as herein described. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:

(a)	grant Awards, to determine the terms of each Award, the individuals to whom, the number of shares subject to, and the time or times at which, Awards shall be granted;

(b)	interpret the Plan;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan;

(d)	determine the terms and provisions of the respective agreements (which need not be identical) by which Awards shall be evidenced;

(e)	make all other determinations deemed necessary or advisable for the administration of the Plan;

(f)	require withholding from or payment by a Grantee of any federal, state or local taxes;

(g)	impose, on any Grantee, such additional conditions, restrictions and limitations upon exercise and retention of Awards as the Committee shall deem appropriate;

(h)	treat any Grantee who retires as a continuing employee for purposes of the Plan; and

(i)	modify, extend or renew any Award previously granted; provided, however, that this provision shall not provide authority to reprice Awards to a lower exercise price.

Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Corporation selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.

5.	Options and Stock Appreciation Rights.

(a)	Participation.

Options and SARs may be granted to directors, officers and key employees of the Corporation and any of its subsidiaries. In selecting the individuals to whom Options and SARs shall be granted, as well as in determining the number of Options and SARs granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if otherwise eligible, be granted an additional Awards if the Committee shall so determine.

(b)	Granting of Options and SARs.

The officers of the Corporation are authorized and directed, upon receipt of notice from the Committee of the granting of an Option or SAR, to deliver on behalf of the Corporation, by mail or otherwise, to the Grantee an Award upon the terms and conditions specified under the Plan and in the form of the Award Agreement. The Award Agreement shall be dated as of the date of approval of the granting by the Committee. If the Grantee fails to accept the Award within 30 days after the date of its delivery to Grantee, the Award grant may be deemed withdrawn.

Where an Option has been granted under the provisions of the HM Revenue & Customs Approved Rules for UK Employees (the “Sub-Plan”) and the number of shares of Common Stock subject to that Option is limited by virtue of Rule 17 of the Sub-Plan, there shall be deemed to have been granted a separate Option (for the avoidance of doubt, not granted under the provisions of the Sub-Plan) on the same date and time and under the same terms for the number of shares of Common Stock in excess of the limit set out in Rule 17 of the Sub-Plan.

(c)	Exercise Price.

The exercise price of the Common Stock covered by each Option and SAR shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Section 10(b) hereof.

(d)	Designation.

(1)	Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Corporation, a parent or a subsidiary corporation of the Corporation. No Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code, as amended) shares representing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries, unless, at the time the option is granted, and in accordance with the provisions of Section 422, the option exercise price is 110% of the Fair Market Value of shares of Stock subject to the Option and the Option must be exercised within 5 years of the Grant Date.

(2)	Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 shall be designated Non-Qualified Stock Options.

(3)	Stock Appreciation Rights: The Committee may designate an Award as a Stock Appreciation Right, which is the right to receive cash or shares of Common Stock in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the exercise price for the SAR.

(e)	Non-transferability of Options and SARs.

Any Option or SAR granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

(f)	Substituted Options or SARs.

In the event the Committee cancels any Option or SAR granted under this Plan, and a new Option or SAR is substituted therefore, the Grant Date of the canceled Option or SAR (except to the extent inconsistent with the restrictions described in Section 5(d), if applicable) shall be the date used to determine the earliest date for exercising the new substituted Option under Section 5(h) hereunder so that the Grantee may exercise the substituted Option or SAR at the same time as if the Grantee had held the substituted Option or SAR since the Grant Date of the canceled Option. Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval. Nothing in this Section 5(f) shall provide authority to substitute Awards in a manner which will have the effect of repricing Awards to a lower exercise price.

(g)	Vesting of Options and SARs.

The Committee shall have the power to set the time or times within which each Option and SAR shall be exercisable. No Option or SAR shall provide for vesting until the expiration of one year from the Grant Date; provided that the Option or SAR may provide for accelerated vesting if the Grantee terminates employment by reason of death, Disability or Retirement and the Committee may, on a discretionary basis, accelerate vesting in the event of hardship or other special circumstances of a Grantee whose service is terminated (other than for Cause). No Option or SAR may be exercised if in the opinion of counsel for the Corporation the issuance or sale of Stock or payment of cash by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason, nor after the expiration of 10 years from the Grant Date. In no event shall the Corporation be required to issue fractional shares upon the exercise of an Option or SAR.

(h)	Exercise Periods.

Unless otherwise provided herein or in a specific Option or SAR Agreement which may provide longer or shorter periods during which the Award may be exercised, no Option or SAR shall be exercisable after the earliest of:

(1)	in the case of an Incentive Stock Option:

a.	10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Corporation,

b.	three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, Disability, Retirement or Cause,

c.	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s death, Disability or Retirement (provided that such Option must be exercised within the time period prescribed by Section 422 of the Code to be treated as an Incentive Stock Option); or

d.	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;

(2)	in the case of a Nonqualified Stock Option:

a.	ten (10) years from the date of grant,

b.	ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, Disability, Retirement or Cause,

c.	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s death, Disability or Retirement; or

d.	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;

(3)	in the case of an SAR:

a.	seven (7) years from the date of grant,

b.	ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, Disability, Retirement or Cause,

c.	one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or Disability,

d.	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s Retirement; or

e.	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;

provided, that, unless otherwise provided in a specific Award Agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the Option or SAR was exercisable on the date of such cessation. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the date of expiration of its term.

(i)	Method of Exercise.

To the extent that the right to purchase shares pursuant to an Option or to exercise an SAR has accrued hereunder, such Option or SAR may be exercised as follows:

(1)	Options: Options may be exercised in whole or in part from time to time as specified in the Option agreement. The exercise notice shall state the number of shares being purchased and be accompanied by the payment in full of the exercise price for such shares. Such payment shall be made in (i) cash, (ii) outstanding shares of the Common Stock beneficially owned by the Grantee, the Grantee’s spouse or both, (iii) with the approval of the Committee, or if the applicable Award Agreement so provides, by surrendering to the Corporation shares otherwise receivable upon exercise of the Option, or (iv) any combination of the foregoing. If shares of Common Stock are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares.

(2)	SARs: SARs may be exercised in whole or in part from time to time as specified in the SAR agreement. Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (1) the difference obtained by subtracting the exercise price of the SAR from the Fair Market Value of a share of Common Stock on the date of exercise, by (2) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

6.	Restricted Stock Awards.

The Committee may grant Restricted Stock Awards to directors, officers and key employees of the Corporation and any of its subsidiaries. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”). The Committee may condition the grant of Restricted Stock Awards upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of Restricted Stock Awards upon such other conditions, restrictions and contingencies as the Committee may determine. A Restricted Stock Award must have a minimum vesting period of at least one year, but may provide for accelerated vesting upon a Grantee’s death, Disability or Retirement. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Restricted Stock Awards shall be subject to the following terms and conditions:

(a)	Each Restricted Stock Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

(b)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(c)	Except to the extent otherwise provided in the applicable Award Agreement and (d) below, the portion of the Restricted Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of the Grantee’s service for any reason.

(d)	In the event of hardship or other special circumstances of a Grantee whose service is terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Restricted Stock Award.

(e)	If and when the applicable restrictions lapse, unrestricted shares of Common Stock shall be issued to the Grantee.

(f)	A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends; provided that if the Restricted Stock Shares are subject to a performance condition any dividends will not be paid until, and only to the extent, the performance condition is satisfied and the Restricted Stock Shares vest. Unless otherwise determined by the Committee, cash dividends shall be paid in cash and dividends payable in Stock shall be paid in the form of additional Restricted Stock Shares.

(g)	A Grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.

7.	Performance Stock Awards.

The Committee may grant Performance Stock Awards to officers and key employees of the Corporation and any of its subsidiaries. Performance Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Performance Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Performance Stock Units”). The Committee anticipates that the Performance Stock Awards will be subject to both a performance condition and a condition related to the Grantee’s continued employment. The Committee shall determine the eligible employees to whom and the time or times at which Performance Stock Awards will be made, the number of shares subject to the Award, the time or times within which such Awards will be subject to forfeiture and any other terms and conditions of the Awards. A Performance Stock Award must have a minimum vesting period of at least one year, but may provide for accelerated vesting upon a Grantee’s death, Disability or Retirement. Performance Stock Awards shall be subject to the following terms and conditions:

(a)

The Performance Stock Awards will be conditioned upon the attainment of one or more preestablished, objective corporate Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Corporation as a whole. It is intended that any Performance Goal will be in a form that relates the Performance Stock Award to an increase in the value of the Corporation to its shareholders.

(b)	Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates. The preestablished Performance Goal must state, in terms of an objective formula or standard, the method for computing the number of shares earned or subject to further vesting conditions if the goal is attained.

(c)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the number of shares earned or subject to further vesting conditions.

(d)	The Performance Stock Awards may be conditioned upon such other conditions, restrictions and contingencies as the Committee may determine, including the Grantee’s continued employment. The provisions of Performance Stock Awards need not be the same with respect to each recipient.

(e)	Until all conditions for a Performance Stock Award have been satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Award.

(f)	Except to the extent otherwise provided by the Committee and (g) below, the portion of the Performance Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(g)	In the event of hardship or other special circumstances of a Grantee whose employment is terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Performance Stock Award.

(h)	If and when the applicable restrictions lapse, unrestricted shares of Common Stock for the Performance Stock Award shall be issued to the Grantee.

A Grantee receiving a Performance Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her following the lapse of the applicable restrictions. The Committee may provide that a Grantee receiving Performance Stock Shares or Performance Stock Units will receive payments in respect of any cash dividends with respect to the Performance Stock Award, but payable only when, and to the extent, the applicable performance conditions are satisfied and the Performance Stock Award vests.

8.	Other Stock Awards.

(a)	The Committee may grant Other Stock Awards to directors, officers and key employees of the Corporation and any of its subsidiaries. The Committee shall determine the Grantees to whom and the time or times at which Other Stock Awards will be made, the number of shares subject to the Award and any other terms and conditions of the Awards. Other Stock Awards may be granted as unrestricted shares of Common Stock or with a vesting period of less than one year; provided however, no more than 5% of the shares available for issuance pursuant to Awards may be granted as Other Stock Awards.

(b)	Other Stock Awards shall be evidenced in such manner as the Committee shall determine.

9.	Cash Incentive Awards.

The Committee may grant Cash Incentive Awards to officers and key employees of the Corporation and any of its subsidiaries. The Committee shall determine the employees to whom and the time or times at which Cash Incentive Awards shall be granted, and the conditions upon which such Awards will be paid. The maximum Cash Incentive Award payable to an employee in any fiscal year shall not exceed $4,000,000. Cash Incentive Awards shall be subject to the following terms and conditions:

(a)	A Cash Incentive Award under the Plan shall be paid solely on account of the attainment of one or more preestablished, objective Performance Goals. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Corporation as a whole. Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates The pre-established Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained.

(b)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee.

This Plan does not limit the authority of the Corporation, the Board or the Committee, or any Subsidiary, to award bonuses or authorize any other compensation to any person.

10.	General Provisions.

(a)	Withholding.

The Corporation shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. Grantees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

(b)	Effect of Change in Stock Subject to Plan.

In the event of a reorganization (other than a reorganization under bankruptcy or insolvency laws), recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee will make such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Options, SARs, Restricted Stock Awards, Performance Stock Awards and Other Stock Awards granted under the Plan as it may deem to be equitable. While the Committee must make such an adjustment, the determination by the Committee as to what is equitable shall be at its discretion. Notwithstanding, in the event of the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, the adoption of any plan for the dissolution of the Corporation, or the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding and unexercised Option and SAR pursuant to either clause (1) or (2) below:

(1)	Appropriate provision may be made for the protection of such Option and SAR by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof; or

(2)	The Committee may cancel such Award. In the event any Option or SAR is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of the Fair Market Value per share of the Stock immediately preceding the cancellation over the exercise price, multiplied by the number of shares subject to such Option or SAR. In the event any other Award is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or Stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event. No payment shall be made to a Grantee for any Option or SAR if the exercise price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event.

Notwithstanding anything to the contrary, in the event a Change in Control should occur, all Options, SARs and Restricted Stock Awards then outstanding shall become immediately vested or exercisable upon the date of the Change in Control; provided, however, that the vesting of any Award subject to Performance Goals shall be governed by the applicable Award Agreement. Further, the Committee shall have the right to cancel such Options or SARs and pay the Grantee an amount determined under (2) above.

(c)	Liquidation.

Upon the complete liquidation of the Corporation, any unexercised Options and SARs theretofore granted under this Plan shall be deemed canceled.

(d)	No Employment or Retention Agreement Intended.

Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without Cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

(e)	Shareholder Rights.

Grantee shall not, by reason of any Awards granted hereunder, have any right of a shareholder of the Corporation with respect to the shares covered by the Awards until shares of Stock have been issued to Grantee.

(f)	Controlling Law.

The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

(g)	Award Deferral.

The Committee may permit a Grantee to elect to defer payments of Restricted Stock Awards, Performance Stock Awards, Other Stock Awards and Cash Incentive Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A. Any deferrals shall be subject to the terms of the applicable deferred compensation plan.

(h)	Clawback.

The Awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar requirements of applicable law or exchange rules, any of which could in certain circumstances require repayment or forfeiture of Awards or any shares or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon payment of the Awards).

(i)	Section 409A Compliance.

To the extent that a benefit under the Plan is subject to the requirements of Code Section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan and any Award with applicable Code provisions and regulations relating to Code Section 409A. The payment of an Award that is subject to Code Section 409A shall not be accelerated upon a Change in Control unless such event also constitutes a change in control event under Code Section 409A. If a Grantee is a “specified employee” as defined under Code Section 409A and the Grantee’s Award is to be settled on account of the Grantee’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Grantee’s Award that would otherwise be settled during the six-month period commencing on the Grantee’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Grantee’s death if it occurs during such six-month period).

(j)	Indemnification.

In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

(k)	Use of Proceeds.

The proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.

(l)	Amendment of the Plan.

The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 or the Code.

(m)	Effective Date of Plan.

The Plan shall become effective on the date it is approved by the shareholders of the Corporation (the “Effective Date”).

(n)	Termination of the Plan.

The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Awards then outstanding under the Plan.

The Product Realization Company

ONE PLEXUS WAY

P.O. BOX 156

NEENAH, WI 54957-0156

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M97346-P70318	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposals:
1.	Election of Directors:		☐	☐	☐	____________________________________
Nominees:
	01) Ralf R. Böer	06) Rainer Jueckstock
	02) Stephen P. Cortinovis	07) Peter Kelly
	03) David J. Drury	08) Phil R. Martens
	04) Joann M. Eisenhart	09) Michael V. Schrock
	05) Dean A. Foate						For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as Independent Auditors for fiscal 2016;						☐	☐	☐

3.	Approval of the Plexus Corp. 2016 Omnibus Incentive Plan;						☐	☐	☐

4.	Advisory vote to approve the compensation of Plexus Corp.’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement;						☐	☐	☐

5.	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

The board of directors recommends a vote:
•	“FOR” each of the nominees for director who are listed in Proposal (1), and
•	“FOR” Proposals (2), (3) and (4).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted “FOR” each of the nominees for director who are listed in Proposal (1), and “FOR” Proposals (2), (3) and (4).

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Note:

Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

PLEXUS CORP.

February 17, 2016

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

i     Please detach along perforated line and mail in the envelope provided.    i

M97347-P70318

PLEXUS CORP.

PROXY FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dean A. Foate, Patrick J. Jermain and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp., to be held at the Milwaukee Marriott Downtown, located at 323 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 17, 2016, at 8:00 a.m. Central Time, or at any adjournment thereof, as specified on the reverse side, hereby revoking any proxy previously given.

(Continued and to be signed on reverse side)